UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2020

LUMOS PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 Marathon Blvd., Suite 200
Austin, Texas 78756
(Address of principal executive offices)

(512) 215-2630
(Registrant’s telephone number, including area code)

NewLink Genetics Corporation
2503 South Loop Drive
Ames, Iowa 50010
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LUMO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On March 18, 2020, Lumos Pharma, Inc., formerly known as “NewLink Genetics Corporation,” (“Lumos” or the “Company”), filed a Current Report on Form 8-K (the “Original Form 8-K”), reporting, among other items, that on March 18, 2020, the Company completed its business combination (the “Merger”) with what was then known as Lumos Pharma, Inc., and has since been renamed “Lumos Pharma Sub, Inc.” (“Private Lumos”). This Current Report on Form 8-K/A amends the Original Form 8-K to provide (i) certain voluntary disclosure concerning the business and financial condition of Private Lumos, as permitted by Item 8.01; (ii) the historical audited financial statements of Private Lumos as of and for the years ended December 31, 2018 and 2019, as required by Item 9.01(a) of Form 8-K; and (iii) the unaudited pro forma condensed combined balance sheet as of the year ended December 31, 2019 and unaudited combined condensed statement of operations for the year ended December 31, 2019, as required by Item 9.01(b) of Form 8-K. Such financial information was excluded from the Original Form 8-K in reliance on the instructions to such items.

Item 8.01.	Other Events.

In connection with the Merger and related transactions described in the Original Form 8-K and this Current Report on Form 8-K/A, the Company provides the following information related to the Company set forth in this Item 8.01.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The information in Item 8.01 of this Current Report on Form 8-K/A, particularly in the sections entitled “Lumos Business,” and “Lumos Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the information incorporated herein by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. When used in this report, the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “indicate,” “seek,” “should,” “would,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the forward-looking statements in this report. All forward-looking statements in this report are current only as of the date of this report. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

FORMATION

The Company was incorporated in the State of Delaware on June 4, 1999 under the name “NewLink Genetics Corporation.” On March 18, 2020, NewLink merged Cyclone Merger Sub, Inc., a wholly-owned subsidiary of NewLink, with what was then known as Lumos Pharma, Inc., and has since been renamed “Lumos Pharma Sub, Inc.”, and changed the name “NewLink Genetics Corporation” to “Lumos Pharma, Inc.”  Unless otherwise indicated, references to “Lumos” or the “Company” prior to the Merger refer to Private Lumos, and such references following the Merger, to Lumos Pharma, Inc., formerly known as NewLink Genetics Corporation.  References to “NewLink” refer to NewLink Genetics Corporation prior to the Merger.  Under the terms of the Merger, Private Lumos stockholders received an aggregate of 4,146,398 shares of NewLink common stock, at an exchange rate of (i) 0.1308319305 shares of common stock in exchange for each share of Private Lumos common stock outstanding immediately prior to the Merger, (ii) 0.0873621142 shares of NewLink common stock in exchange for each share of Private Lumos Series A Preferred Stock outstanding immediately prior to the Merger, and (iii) 0.1996348626 shares of NewLink common stock in exchange for each share of Private Lumos Series B Preferred Stock outstanding immediately prior to the Merger.  Immediately following the Merger, the former Private Lumos stockholders beneficially owned approximately 50% of the shares of the Company and the former NewLink stockholders beneficially owned approximately 50% of the shares of the Company.  For accounting purposes, Private Lumos is considered to have acquired NewLink in the Merger.

LUMOS BUSINESS

Overview

Lumos is a clinical-stage biopharmaceutical company focused on the identification, acquisition and in-license, development, and commercialization of novel products for the treatment of rare diseases.  Lumos’ mission is to develop new therapies for people with rare diseases, prioritizing its focus where the medical need is high, and the pathophysiology is clear.

LUM-201 Growth Hormone Secretagogue

The current Lumos pipeline is focused on the development of an orally administered small molecule, the growth hormone (“GH”) secretagogue ibutamoren (“LUM-201”) for rare endocrine disorders where injectable recombinant human growth hormone ("rhGH") is currently approved. A secretagogue is a substance that stimulates the secretion or release of another substance. LUM-201 stimulates the release of GH and is referred to as a GH secretagogue. The current targeted indications for LUM-201 are Pediatric Growth Hormone Deficiency ("PGHD"), Turner Syndrome and Children Born Small for Gestational Age (“SGA”), in each case in a certain subset of affected patients. Lumos is planning to initiate a clinical development program to study the effects of LUM-201 in PGHD prior to the end of 2020 with a Phase 2b clinical trial (the "Phase 2b Trial"). The coronavirus pandemic has caused pervasive interruptions to clinical trials industrywide. Facing similar near-term impediments, the Company has experienced some delays related to the pandemic and may experience further delays should the significant pandemic related disruptions persist. Depending on the outcome of data developed in the Phase 2b Trial and the timing of such data, Lumos plans to conduct Phase 2 clinical trials to study the effects of LUM-201 for Turner Syndrome and SGA in certain subsets of affected patients. The graphic below depicts these indications with their respective development status.

# LUM-201 Program Pipeline

| Product Candidate | Orphan Indication | Pre-Clinical | Phase 1 | Phase 2 | Phase 3 | Status |
|---|---|---|---|---|---|---|
| LUM-201 (Ibutamoren) | Pediatric Growth Hormone Deficiency (PGHD)* | | | | | Phase 2b expected to initiate prior to the end of 2020 |
| | Turner Syndrome* | | | | | Ongoing clinical planning for Phase 2 trial, timing dependent on PGHD data |
| | Children Born Small for Gestational Age (SGA)* | | | | | Ongoing clinical planning for Phase 2 trial, timing dependent on PGHD data |

**Company plans to look for acquisitions and collaborations to expand pipeline beyond LUM-201**

*In a subset of patients satisfying Predictive Enrichment Markers

1

LUM-201 stimulates GH via the GH secretagogue receptor, also known as the ghrelin receptor (“GHSR1a”), thus providing a differentiated mechanism of action intended to treat some rare endocrine disorders (involving a deficiency of GH) by increasing the amplitude of endogenous, pulsatile GH secretion. LUM-201’s stimulatory effect is regulated by insulin-like growth factor 1 (“IGF-1”) feedback, hence potentially protecting against hyperstimulation of GH. LUM-201 has been observed to stimulate endogenous GH secretion in patients who have a functional but reduced hypothalamic pituitary GH axis. LUM-201 is a tablet formulation that is administered orally once daily and if proven safe and effective may provide a new therapeutic approach to the 35-year old standard of care (subcutaneous injectable rhGH) for treating rare endocrine disorders associated with GH deficiencies.

LUM-201 for the Treatment of a Subset of PGHD Patients

Lumos is initially developing LUM-201 for a subset of patients with PGHD. PGHD is a rare endocrine disorder occurring in approximately one in 3,500 persons aged birth to 17 years. Causes of PGHD can be: congenital (children are born with the condition), acquired (brain tumor, head injuries or other causes), iatrogenic (induced by medical treatment), or idiopathic (of unknown cause). Children with untreated PGHD will have significant growth failure (potential adult heights significantly less than five feet and may have abnormal body composition with decreased bone mineralization, decreased lean body mass and increased fat mass).

The main therapeutic goal in PGHD is to restore growth, enabling short children to achieve normal height and prevent complications that could involve metabolic abnormalities, cognitive deficiencies and reduced quality of life. Current treatment of PGHD is limited to daily subcutaneous injections of rhGH with a treatment cycle lasting up to an average of seven years. Poor compliance in daily rhGH injections for an average seven-year treatment regime results in an adverse impact on overall health efficacy.

LUM-201 is intended to provide an oral treatment to stimulate the release of endogenous GH in PGHD patients who have a functional but reduced hypothalamic pituitary GH axis and are expected to respond to LUM-201. Lumos believes this group represents 50% to 60% of PGHD patients. Lumos is planning to initiate a clinical development program to study the effects of LUM-201 in PGHD by the end of 2020 with a Phase 2b Trial. Lumos has received a Study May Proceed letter from the U.S. Food and Drug Administration (the “FDA”) after their review of Lumos’ study protocol. As trial initiation is currently delayed by the COVID-19 pandemic, Lumos is evaluating whether there is opportunity within the proposed Phase 2b Trial to address additional FDA comments that could increase Phase 3 registration readiness.  The submitted trial is a randomized study testing 3 doses of LUM-201 in a parallel enrollment approach versus the current standard dose of injectable  rhGH  with the twin goals of dose selection and refinement of patient selection for Phase 3.

Potential Expansion of LUM-201 into Additional Endocrine Indications

Lumos is also in the planning stages for developing LUM-201 for patients with Turner Syndrome. Turner Syndrome is a sex-linked developmental disorder that affects females only (one normal x chromosome, and the other x chromosome is either missing or structurally changed). It causes growth failure that begins before birth and continues into infancy and childhood, where it can be accentuated by the absence of puberty. If left untreated, girls with Turner Syndrome will usually achieve an average adult height that is significantly shorter than their peers.

Lumos is also in the planning stages for developing LUM-201 for the indication of SGA. SGA is a child born with birth weight and/or length under two standard deviations (“SDS”) for the gestational age and sex of the population. Approximately five percent of all newborn children are SGA and a spectrum of factors are found to be causative: maternal, placental, fetal, metabolic, and genetic. In the newborn period, SGA children are at greater risk of life-threatening conditions such as: hypoglycemia, hypercoagulability, necrotic enterocolitis, direct hyperbilirubinemia, and hypotension. Approximately 10% of SGA children do not achieve catch-up growth and remain short (≥-2 SDS) into adulthood.

Lumos acquired LUM-201 from Ammonett Pharma LLC ("Ammonett") in July 2018. LUM-201 received the Orphan Drug Designation (“ODD”) in the United States and the European Union for Growth Hormone Deficiency (“GHD”) in 2017. The United States patent “Detecting and Treating Growth Hormone Deficiency” has been issued with an expiration in 2036. Other patent applications are pending in multiple jurisdictions.

Since its inception, Private Lumos’ operations have focused on organizing and staffing, business planning, raising capital, acquiring its technology and assets, and conducting preclinical and clinical development of its product candidates. Private Lumos has devoted substantial effort and resources to acquiring its current product candidate, LUM-201, as well as its previous product candidate, a preclinical compound cyclocreatine (“LUM-001”), which it ceased developing in 2019. Private Lumos acquired LUM-201 through its acquisition of substantially all of the assets related to LUM-201 from Ammonett which had licensed LUM-201 in October 2013 from Merck, Sharpe and Dohme Corp. (“Merck”). Private Lumos has not generated any revenue from product sales. Prior to the Merger, Private Lumos funded its operations primarily through the sale and issuance of preferred stock, as well as through in-kind support pursuant to a collaborative research and development agreement with the National Institutes of Health (the “NIH”) from 2012 to February 2020.

Lumos History

Private Lumos was founded in 2011 by its President, Chief Executive Officer, and Chairman Richard J. Hawkins, who is the co-founder of Sensus, a company that developed Somavert® for the rare endocrine disease, acromegaly, that was later sold to Pharmacia Upjohn which was later sold to Pfizer. Mr. Hawkins is also the co-founder of Pharmaco, a contract research organization (“CRO”) that merged with Pharmaceutical Product Development LLC, and the co-founder of Covance Biotechnology Services, a biotech services company that was later sold to Akzo Nobel.

Lumos has assembled an experienced team with extensive drug development and commercialization capabilities, particularly in the orphan drug area. Mr. Hawkins and the current team at Lumos have been previously involved, at other companies, in the development and/or commercialization of many therapies approved or in development for rare endocrine, neurological and metabolic genetic diseases, including Somavert®, Norditropin®, Increlex®, Abilify®, Carbaglu® and Orfadin®. Moreover, the management team also has strong experience in raising capital for drug development companies, including Lumos, Sensus, and aTyr.

Lumos’ focus, as a rare disease drug developer, started with the license from the University of Cincinnati of LUM-001 a small molecule for the indication of Creatine Transporter Deficiency (“CTD”). CTD is an x-linked pediatric neurodevelopmental disorder, due to mutations of the SLC6A8 gene, that inhibits the transport of sufficient levels of creatine to the brain. Extensive preclinical development was performed by Lumos on LUM-001, as well as the initiation and completion of a Phase 1 trial in healthy volunteers. Lumos determined in April 2019 that the clinical path forward for LUM-001 was not viable due to safety signals in the non-clinical juvenile and chronic toxicology studies running concurrently with the Phase 1 clinical trial observed for the compound and the program was discontinued.

Lumos acquired LUM-201 from Ammonett in July 2018. See “- APA, Lumos Merck Agreement and Other Agreements” for additional information. LUM-201 received the ODD in the United States and the European Union for GHD in 2017, which is a necessary step in being granted market exclusivity for defined time periods in each of these markets upon approval. Lumos holds the United States patent 9763919 “Detecting and Treating Growth Hormone Deficiency,” which has been issued with an expiration in 2036 and could provide extended market protections beyond the United States ODD exclusivity period. Lumos is actively seeking similar patent protection in multiple jurisdictions worldwide. In addition, Lumos has filed a United States and Patent Cooperation Treaty (“PCT”) application for LUM-201 in the treatment of Non-Alcoholic Fatty Liver Disease (“NAFLD”). See “- Intellectual Property” for more details.

Lumos does not intend to pursue further internal development of the existing pipeline that NewLink had developed prior to the Merger, but will continue to evaluate such pre-Merger pipeline and may seek to identify potential partnerships and out-licensing opportunities.

In November 2014, NewLink entered into an exclusive, worldwide license and collaboration agreement with Merck (the “NewLink Merck Agreement”) to develop and potentially commercialize NewLink’s rVSV∆G-ZEBOV-GP vaccine product candidate and other aspects of NewLink’s vaccine technology. On December 20, 2019, Merck announced that the FDA approved its application for ERVEBO® (Ebola Zaire Vaccine, Live) for the prevention of disease caused by Zaire Ebola virus in individuals 18 years of age and older, which was developed under the NewLink Merck Agreement. On January 3, 2020, Merck notified NewLink that they had been issued a priority review voucher (“PRV”). Under the terms of the NewLink Merck Agreement, on February 4, 2020, Merck assigned all of its rights and interests in connection with the PRV to NewLink.

As a result of such arrangements, Lumos is entitled to 60% of the value of the PRV obtained through sale, transfer or other disposition of the PRV. Lumos also has the potential to earn royalties on sales of the vaccine in certain countries, if the vaccine is successfully commercialized by Merck. However, Lumos believes that the market for the vaccine will be limited primarily to areas in the developing world that are excluded from royalty payment or where the vaccine is donated or sold at low or no margin and therefore Lumos does not expect to receive material royalty payments from Merck in the foreseeable future.

Lumos Rare Disease Focus

Patient-focused drug development for rare diseases is the foundational focal point at Lumos. Rare disease patients and their caretakers inspire Lumos to learn as much as it can to persevere and continue to advance the development of potential therapies to treat rare diseases. For this reason, Lumos is committed to developing these therapies with the utmost urgency and care for these patients.

Lumos strives to build a rare disease company that is better and smarter about advancing product candidates through approval by engaging, early and often, the patient’s perspective during the continuum of the drug development process. Lumos is dedicated to promoting a strong patient-centric philosophy among its partners and stakeholders. Lumos is grateful and honored to initiate and work on collaborative patient-focused projects such as increasing disease awareness, enabling better diagnostic modalities and access, and providing education and services to support patient and healthcare communities.

Lumos’ Strategy

Lumos’ strategy is to identify, acquire, develop, and commercialize novel products for the treatment of rare diseases on a global level, prioritizing direct commercialization in selected markets, beginning with the United States and seeking partnerships/licensing in other markets. The critical components of Lumos’ business strategy include the following:

•	focus on rare diseases with limited or no treatment options;
•	focus on diseases and therapies with clear pathophysiology and mechanisms of action;
•
leverage Lumos’ experience and relationships to in-license promising product candidates from academic institutions, rare disease patient foundations, and/or derived from partnerships with other pharmaceutical companies;

•	focus on creative, adaptive and rapid clinical and regulatory execution; and
•	where possible, seek to retain global or broad commercialization rights to product candidates to maximize long-term value.

Driven by a sense of commitment to rare disease patients, their families, and the rare disease community, the goal of Lumos is to be a leading rare disease drug company.

Patients with rare disorders are typically treated by a small number of specialists. As a result, Lumos expects its commercial structure to be modest in size with an emphasis on supporting programs to expedite patient finding capabilities and assistance to patients and healthcare providers to support market access relating to treatment and reimbursement support.

Potential Market Opportunity

In the United States, approximately one in 3,500 children are born with PGHD. Children with PGHD are characterized by short stature, metabolic abnormalities, cognitive deficiencies, and poor quality of life. The current standard of care for PGHD is daily subcutaneous injections of rhGH, which dates back to 1985, and with donor-sourced GH since the 1950s. The worldwide sales of rhGH for PGHD were estimated to reach $1.12 billion in 2016 in the major markets, with such sales consisting of 65.2% in the United States, 20.6% in Japan, and 14.2% in the aggregate for the European markets of France, Germany, Italy, Spain, and the United Kingdom.

GH-deficient children who are fully in adherence with their daily treatment regimen may achieve a height in adulthood that is comparable to that of their family members and national norms. Despite the demonstrated benefits of rhGH therapy, compliance continues to be a challenge, as patients treated with daily rhGH typically receive thousands of injections over the course of many years. For caregivers of young children and teenagers who likely have had to endure daily injections of rhGH for many years, the problem of needle fatigue - missing injections because of the pain, bruising or other effects of daily treatment - remains an important reason for noncompliance with daily treatment.

There are various approaches by the pharmaceutical industry to develop rhGH products to reduce the patient burden of daily injections and increase patient compliance with the dosing regimen, including longer-acting GH treatments that would require less frequent injections. Lumos believes that an oral treatment may help a subset of PGHD patients to achieve better treatment results through better treatment compliance than is typical for the current standard of care.

If approved, LUM-201 will not be an appropriate treatment for all PGHD patients. Only patients with a demonstrated partially functioning hypothalamic-pituitary growth hormone HP-GH axis are likely to be good candidates for treatment with LUM-201. Lumos believes, based on data generated to date, that the proportion who fit such criteria is approximately 50% to 60% of all PGHD subjects. See “- Lumos’ Product Candidate - LUM-201 addressable PGHD population” and “- Post-hoc analysis and using a predictive enrichment marker strategy to select appropriate patients” for additional information regarding LUM-201’s mechanism of action and other data related to the addressable PGHD population for LUM-201.

In addition to PGHD, there are multiple other indications for which treatment with rhGH has been approved by the FDA. Lumos intends to investigate the safety and efficacy of LUM-201 in some of these other indications, subject to corporate prioritization and funding resources. Depending on the outcomes of its Phase 2b Trial, Lumos is planning for Phase 2 trials to investigate LUM-201’s safety and efficacy for subsets of patients with Turner Syndrome and SGA.

Lumos’ Product Candidate

LUM-201 for the treatment of a subset of PGHD patients

Background

GHD in children and adults is the consequence of low or absent secretion of GH from the pituitary gland. The numerous causes include neoplasia, trauma, inflammation, surgery and/or irradiation of the central nervous system, and genetic causes.

Children with untreated GHD will have significant growth failure with attainment of adult heights significantly less than five feet in many cases. In addition, they may have abnormal body composition with decreased bone mineralization, decreased lean body mass, and increased fat mass. Characteristics of GHD children include height below the 2.3 percentile of the normal range for age and gender, attenuated height velocity, and delayed bone maturation.

GH is an anabolic hormone synthesized, stored in, and secreted from somatotrophs of the anterior pituitary gland in response to chemical modulators from the hypothalamus and stomach. Upon release, GH acts on growth hormone receptors in multiple tissues and alone, or in concert with its downstream effectors, regulates diverse physiological processes. GH has been shown to directly stimulate protein synthesis, cellular proliferation and differentiation, including proliferation of bone chondrocytes that lead to linear growth. GH also impacts carbohydrate and lipid metabolism, mediating a net inhibition of glucose uptake and glycolysis, an increase in free fatty acids, and a decrease in urinary nitrogen excretion.

Secretion of GH is under strict and complex hormonal homeostatic control with growth hormone releasing hormone (“GHRH” or “GRF”) and ghrelin as the most significant stimulators of its production and somatostatin (“SST”) and IGF-1 exerting inhibitory action. At the level of the hypothalamus, GHRH and SST are released into the portal system to exert positive and negative effects, respectively. The secretion of GHRH and SST are modulated by neurotransmitters whose concentrations vary in response to a number of metabolic and chemical factors. Once GH is released, it stimulates release of IGF-1 into the circulation, primarily from the liver, and this effector in turn exerts negative feedback at the level of both the pituitary and the hypothalamus to limit GH release. GH also limits itself by stimulating secretion of SST from the hypothalamus. IGF-1 is critical to the actions of GH in that it acts in synergy with GH to promote linear growth in children and in the control of metabolism and body-mass composition in adults. IGF-1 is regulated through its own complex feedback mechanisms, involving GH and IGF-1 binding protein complexes. Finally, ghrelin produced in the stomach stimulates GH release. The ghrelin receptor, also known as the growth hormone secretagogue receptor GHSR1a, is expressed in the hypothalamus and pituitary, amongst other tissues. Ghrelin, LUM-201 and other GH secretagogues act on GHSR1a specifically in the anterior pituitary and hypothalamus to stimulate the ultradian release of GH.

Current approved therapeutics and potential treatments

Current treatment of GHD children is limited to daily subcutaneous injections of rhGH. Daily administration of rhGH to prepubertal children with GHD does not mimic the daily pulsatile pattern of GH secretion, but nevertheless results in mean first year height velocities of 8.5 to 12 cm/yr, an improvement of 4 to 6 cm/yr over a patients previous six months of growth. Several patient pre-treatment characteristics have been found to correlate with higher first year velocities. First year height velocities are increased in younger patients, in those with greater initial height deficits and in those with more severe GHD (low stimulated GH response and/or low IGF-1 standard deviation scores). Treatment is required for an average of approximately seven years, but in the cases of congenital GHD may persist throughout life. Augmenting circulating GH levels with exogenous daily or weekly injections of GH forms (several of such weekly, or long-acting rhGH forms are currently in clinical development), has been proven to be an effective strategy for treating GHD in children.

Preclinical data supporting LUM-201’s use in PGHD

Merck originally developed LUM-201 as a GH secretagogue that selectively acts on GHSR1a specifically in the anterior pituitary and hypothalamus to stimulate the ultradian release of GH. LUM-201 has demonstrated stimulatory GH responses following oral administration in mice, rats, dogs, pigs, and humans. The mechanism of action of LUM-201 is illustrated in Figure 1 below.

Figure 1: Mechanism of action of LUM-201

Hypothalamus
SST
GHRH
GHSR1a
LUM
201
Pituitary
GHSR1a
GH
IGF-1

SST = somatostatin
IGF-1 = insulin-like growth factor-1
GHRH = growth hormone-releasing hormone
GHSR1a = GH secretagogue receptor 1a

GHSR1a activation via LUM-201 binding induces GH release, as demonstrated in vitro in rat pituicytes (LUM-201 EC50 1.3 nM). In addition, the treatment of pituicytes with LUM-201 augments the effect of GHRH on GH secretion, as the two compounds synergistically stimulated GH release from rat pituitary cells, demonstrating distinct mechanisms of action.

Non-clinical evidence of the ability of LUM-201 to stimulate GH release is provided with the following example. In a crossover, randomized trial in eight fasting dogs, single doses of placebo or LUM-201 (0.25, 0.50, and 1 mg/kg) were administered orally with a seven-day interval between doses. Treatment with LUM-201 resulted in statistically significant, dose-dependent increases in both mean peak GH (Cmax) and mean AUC, as shown in Figure 2 below. Mean GH Cmax occurred 90 minutes (0.25 and 0.5 mg/kg) and 45 minutes (1.0 mg/kg) post-dose, with the GH levels remaining high at two hours post dose.

Figure 2: Geometric mean (±SEM) serum GH levels after single oral administration of LUM-201 in dogs

A comprehensive suite of pharmacology, pharmacokinetics and toxicology studies was conducted in vitro and in vivo in multiple, relevant non-clinical species. Potential drug-drug interactions were also evaluated in vitro in studies aligned with current regulatory guidance. Non-clinical testing focused mainly on daily oral administration of LUM-201, consistent with the intended clinical dose frequency and route. The toxicology studies completed by Merck with LUM-201 include acute, chronic, juvenile, developmental and reproductive, and carcinogenicity studies along with safety pharmacology studies. The results of these studies support the proposed clinical development plan.

Prior clinical experience with LUM-201 in adults

Merck’s prior clinical experience with LUM-201 in adults consists of various single and multiple oral-dose trials in healthy young adult, diseased adults, GH-deficient adults, and elderly volunteers and patients conducted by Merck over a 13-year window that ended in 2006. Over 1,000 adult (including elderly) patients received at least one dose of LUM-201 at doses ranging from one to 200 mg. In these trials, LUM-201 was administered in tablet form. Approximately 500 subjects have received LUM-201 25 mg daily for at least six months. Over 200 subjects have been treated for as long as 12 months.

In a healthy elderly population given 25 mg per day of LUM-201, a sustained increase in circulating growth hormone levels and IGF-1 was observed. Both GH and IGF-1 geometric mean data show an increase from baseline at both six and 12 months of treatment as depicted in Figure 3 shown below. Additionally, a representative 24 hour GH release profile showed the LUM-201 induced increases in GH pulses compared to that patient’s own baseline as depicted in Figure 4 shown below. Since GH release attenuates with age, healthy elderly people are growth hormone deficient compared to their younger healthy counterparts and can serve as a model for how growth hormone deficient children may respond to LUM-201.

Figure 3: Growth hormone and IGF-1 levels at baseline and at six and 12 months in a healthy elderly population treated with 25 mg per day of LUM-201

Figure 4: Representative 24 hour GH profile at baseline and at six and 12 months in a healthy elderly population treated with 25 mg per day of LUM-201

Prior clinical experience with LUM-201 in PGHD

Merck’s prior clinical experience with LUM-201 in children occurred from 1996 to 1998 and consisted of three oral-dose trials in GHD children. A total of 204 previously diagnosed GHD children were enrolled into clinical trials and 157 children (67 of which were treatment naïve and 90 of which were previously rhGH treated subjects) received LUM-201 0.1 to 0.8 mg/kg administered daily as a liquid formulation for at least one week; 75 children were on therapy for at least six months. At the doses tested previously in three studies on LUM-201 completed by Merck in the 1990s, LUM-201 was generally well-tolerated in children with the most common reported adverse events encompassing digestive systems events, including appetite increase. Mild elevations in liver enzymes without accompanying changes in bilirubin were also reported.

The first trial was a double-blind, placebo-controlled, sequential, rising-dose trial of the safety, tolerability, biologic response, and plasma drug concentration profile of single and multiple (up to eight days) oral doses of LUM-201 administered in PGHD subjects. The second trial was a double-blind, placebo-controlled, dose-range finding trial in naïve-to-treatment PGHD subjects to explore safety and efficacy in a six-month treatment paradigm with a safety extension. The final PGHD trial was a randomized dose-range finding, parallel group trial in PGHD subjects previously treated with rhGH that evaluated safety and efficacy in a 12-month treatment paradigm compared to a rhGH treated cohort. The first trial was completed successfully and showed that, for a subset of PGHD patients, there were increases of both serum GH and IGF-1 after LUM-201 administration. Both efficacy trials were terminated prior to completion based on a preliminary efficacy analysis of the PGHD subjects previously treated with rhGH. There was a change in formulation midway through the second, naïve-to-treatment trial (months six to 12) and during the entire course of the third, previously rhGH-treated trial. The change in formulation lowered the bioavailability by 30% to 40% and thus the exposure of LUM-201 and may have been a confounding factor when analyzing efficacy data.

Post-hoc analysis and using a predictive enrichment marker strategy to select appropriate patients

The use of predictive enrichment markers was examined in a post hoc analysis of the first six months of data from the naïve-to-treatment trial described above. An analysis of height velocity responses from months one to six of treatment with LUM-201 compared to rhGH treatment identified two distinct populations:

1.
Subjects who are unable to secrete growth hormone and have a low potential for growth with LUM-201 versus rhGH treatment, and are defined by baseline serum IGF-1 ≤ 30 ng/ml and/or peak serum GH level of < 5 ng/ml in response to a single oral dose of 0.8 mg/kg LUM-201; these children are defined as Predictive Enrichment Marker - Negative (“PEM-Negative”); and

2.
Subjects who can secrete some, but insufficient, GH are expected to have an equivalent potential for growth with LUM-201 versus rhGH treatment, and are defined by baseline serum IGF-1 > 30 ng/ml and peak serum GH level ≥ 5 ng/ml in response to a single oral dose of 0.8 mg/kg LUM-201; these children are defined as Predictive Enrichment Marker - Positive (“PEM-Positive”).

Children treated with LUM-201 grew less well than those treated with rhGH when all children were considered together (Figure 5 left graph, all subjects). Notably, when only the PEM-Positive children are considered (Figure 5 right graph), the growth in response to 0.8 mg/kg LUM-201 was enhanced and growth due to rhGH treatment was reduced, when compared to all children.

Figure 5: Mean height velocity after treatment with placebo, rhGH or LUM-201 for six months in all subjects and in subjects identified as having lower growth potential (PEM-Negative) or having similar growth potential (PEM-Positive) in response to LUM-201 compared to rhGH

This dichotomy of patient response reflects the biology that LUM-201 can reactivate a reduced, but intact, hypothalamic pituitary GH axis and potentially restore growth in PEM-Positive patients. LUM-201 may have similar growth potential to rhGH in this set of patients. To clarify, in the PEM-Negative children (Figure 5 middle panel) with an axis that is not able to respond to LUM-201, growth in response to treatment with LUM-201 at either administered dose is statistically less than rhGH (t-test p<0.0001) and therefore rhGH is the preferred treatment. This is also reflected in the left panel of Figure 5, where the inclusion of the PEM-Negative patients who cannot respond to LUM-201 in the overall analysis of all subjects creates a negative confounding effect such that patients treated with rhGH had a growth velocity of 11.14 cm/yr, statistically greater than the growth velocity in the entire cohort of patients treated with 0.8 mg/kg LUM-201, of 6.85 cm/yr (t-test p<0.0001). However, in the PEM-Positive children whom Lumos believes have the potential to respond to LUM-201, the growth velocity was not statistically different between rhGH (8.81 cm/yr) and 0.8 mg/kg of LUM-201 (7.71 cm/yr) using a t-test (p = 0.082, Figure 5 right graph). This p-value is greater than the scientific standard of 0.05, commonly used in scientific evaluation, indicating that since the two treatments are not statistically different, they are potentially similar with regard to growth velocities. These data are not sufficient to demonstrate non-inferiority (the registration study endpoint accepted by the FDA for the approval of other treatments for PGHD) and therefore not sufficient to seek approval of LUM-201 at this time. Additionally, given the small number of patients, Lumos cannot exclude the possibility that the results are due to chance alone and may not be reproducible in a larger study. However, Lumos believes this post hoc analysis utilizing t-tests is adequate to generate the hypothesis that Lumos can allocate PGHD patients into PEM-Positive and PEM-Negative populations prospectively in planned clinical trials of LUM-201 in PGHD. Lumos’ Phase 2 trial will explore this hypothesis prospectively and seek to determine a dose of LUM-201 that, when administered to PEM-Positive patients, can produce growth that is similar to PEM-Positive patients who are administered rhGH. If an appropriate dose is demonstrated by this Phase 2 trial, any planned Phase 3 trial will be designed to show non-inferiority to rhGH, and will need to satisfy the predefined statistical parameters of non-inferiority as agreed with the FDA at that time. The statistical parameters used to show non-inferiority in the Phase 3 trial will be distinct from the t-test used to analyze the previous data. The statistical analysis required to demonstrate efficacy of LUM-201, like any investigational drug candidate, is a matter of scientific, statistical, and regulatory review by the FDA and any approval of a drug candidate is a matter of comprehensive review of all available data by the FDA. There is no single p-value threshold or statistical methodology such as confidence interval that guarantees approval by the FDA. Lumos believes that its planned Phase 2b Trial using the previously described Predictive Enrichment Markers (“PEMs”) to select patients will provide the data needed to select an appropriate LUM-201 dose to use in a Phase 3 non-inferiority study or to show that the hypothesis is incorrect and there is no development path for LUM-201 in PGHD.

In order to better plan for appropriate doses for future clinical trials, Lumos analyzed previous clinical pharmacokinetic (“PK”) / pharmacodynamic (“PD,” and together with PK, “PK/PD”) data in adults and children. Figure 6 is a graph of the PD effect (circulating growth hormone levels) found after increasing doses of LUM-201 are given to normal healthy volunteers. What can be observed is that increasing doses of LUM-201 stimulate the release of increasing amounts of circulating GH up until a 100 mg fixed dose of LUM-201. There is no increase in circulating GH when the dose is further increased to 200 mg. This indicates a plateau in GH release that may be initiated by the naturally occurring feedback mechanism discussed above. The effect of GHRH in this population is also shown (GRF in graph). Lumos sought to relate this PD effect in normal healthy adults to a PD response in growth hormone deficient children by plotting the GH Cmax of each curve in Figure 6 with the mean Cmax of PEM-Positive subjects enrolled in the treatment naïve (Study 020) trial after a single 0.8 mg/kg dose of LUM-201. The mean pediatric PD response (blue circle) falls on the adult PD dose response curve taking into account differences in exposure between adults and children and indicates that higher doses of LUM-201 in children with GHD should be able to produce more GH which has the potential to increase height velocity in children with a functional but underperforming axis.

Figure 6: Mean GH responses following single oral doses of LUM-201 and a single IV dose of GH releasing hormone (GRF) 1 ug/kg in healthy young male volunteers

PBO (N=14)
1 mg (N=6)
5 mg (N=6)
10 mg (N=6)
25 mg (N=6)
50 mg (N=6)
100 mg (N=6)
GRF (N=16)
200 mg Repeat (N=6)
GH (ng/ml)
0
10
20
30
40
50
60
70
0
60
120
180
240
300
360
420
480
Time (Minutes)

Figure 7: Mean Cmax of GH after ascending doses of LUM-201 in healthy adults and a single 0.8 mg/kg dose of LUM-201 in PGHD subjects

Clinical development plan for PGHD

Lumos is planning to initiate a clinical development program to study the effects of LUM-201 in PGHD by the end of 2020 with a Phase 2b Trial. The primary focus for this Phase 2b Trial is to generate the efficacy and safety data necessary to move LUM-201 into a Phase 3 registration trial. There are also two additional expectations Lumos has set for this trial. The first is to prospectively confirm the utility of Lumos’ pre-determined predictive enrichment markers in selecting patients it expects to respond to LUM-201.  The second is to determine the optimal dose of LUM-201 to move forward in the Phase 3 trial.  The Phase 2b Trial will treat naïve-to-treatment patients and randomize them to one of 4 treatment arms; 3 different doses of LUM-201, 0.8, 1.6, and 3.2 mg/kg, and a comparator arm of standard of care dosing injectable recombinant human GH.  Dosing will be administered over 6 months, with annualized growth height velocity as the primary outcome measure.

Lumos has received a Study May Proceed letter from the FDA after their review of Lumos’ study protocol. As trial initiation is currently delayed by the COVID-19 pandemic, Lumos is evaluating whether there is opportunity within the proposed Phase 2b Trial to address additional FDA feedback that could improve Phase 3 registration readiness. Once subjects finish their participation in the Phase 2b Trial they will be given the opportunity to transition to a long-term safety extension trial.

This trial should enable  identification of an expected height velocity range and calculation of the number of patients needed for the proposed follow-on pivotal trial that will assess non-inferiority. The pivotal trial will likely be a 12 month trial with a single dose cohort of oral LUM-201 compared to a control group treated with daily subcutaneous rhGH, with height velocity as the primary endpoint. In addition to these two trials, Lumos also plans to examine the safety and efficacy of LUM-201 in PEM-Positive previously rhGH treated population. During the conduct of these trials Lumos will validate the PEM strategy used to identify the responsive population.

LUM-201 addressable PGHD population

As described above not every PGHD patient has the potential to benefit from LUM-201 treatment. LUM-201 can reactivate a reduced, but intact, hypothalamic pituitary GH axis and restore growth but cannot impact a hypothalamic pituitary GH axis that is unable to produce GH upon stimulation (see Figure 8 below). Lumos believes the PEM strategy outlined above should enable prospective patient selection for upcoming trials to maximize the population that has the best chance for benefit. PGHD encompasses a range of phenotypes from severe to mild. The more severely affected patients would be the least likely to respond to LUM-201 whereas patients with a less severe phenotype would be more likely to benefit from LUM-201 treatment. Lumos believes LUM-201 treatment could address 50% to 60% of the PGHD patient population once approved. This estimate of the addressable population arises from examining existing treatment naïve and previously treated rhGH clinical trial data and available phase 4 rhGH treatment databases.

Figure 8: PEM strategy to prospectively identify LUM-201 addressable patients

## PEM-Positive: Included

Hypothalamus
SST
GHRH
GHSR1a
LUM
201
Pituitary
GHSR1a
GH
IGF-1

### Functional but reduced HP-GH axis

- Able to secrete some, but insufficient, GH
- Expected to respond to LUM-201
- Represents 50-60% of PGHD patients

## PEM-Negative: Excluded

Hypothalamus
SST
GHRH
GHSR1a
LUM
201
Pituitary
GHSR1a
GH

### Non-functional HP-GH axis

- Unable to secrete GH
- Not expected to respond to LUM-201
- Represents 40-50% of PGHD patients

HP-GH = hypothalamic-pituitary-growth hormone

Expansion of LUM-201 into Additional Endocrine Indications

There are 11 approved orphan indications for rhGH. PGHD is the first targeted indication to assess the efficacy of LUM-201 and the use of Lumos’ PEM strategy to select patients. If LUM-201 demonstrates the ability to increase height velocity in PEM-Positive PGHD subjects, Lumos expects to begin to explore other orphan indications for LUM-201 for which rhGH is approved using Lumos’ PEM strategy to select patients. The next two prioritized indications Lumos intends to pursue if LUM-201 demonstrates efficacy in PGHD patients are Turner Syndrome and SGA.

Turner Syndrome results from the complete or partial absence of one of the paired X-chromosomes in females. It is generally considered to be the most common genetic defect among females, occurring in 1:2,500 live births. Based on 1.9 million live female births per year in the United States and a prevalence of 1:2,500, there would be 760 new cases of Turner Syndrome each year and approximately 13,680 cases of Turner Syndrome, ages zero to 18.

Short stature is a cardinal feature of Turner Syndrome with adult heights generally below five feet (1.52 m) and a mean adult height of 56 inches or approximately eight inches below the mean adult female height. Daily injections of rhGH are the standard of care for growth problems in Turner Syndrome. Ovarian dysgenesis is another unifying feature in this syndrome. The expected growth spurt during puberty is generally absent. Co-administration of sex steroids and rhGH during puberty is frequently used to improve end of treatment heights.

A clinical trial exploring efficacy of LUM-201 in PEM-Positive Turner Syndrome patients is planned by Lumos after the Phase 2b Trial has yielded a dose and effect size sufficient to continue clinical development. These parameters will be used to determine doses in a Turner Syndrome trial that will explore LUM-201’s effects on height velocity. Lumos believes that the oral delivery of a growth hormone secretagogue would offer advantages in this patient population. Lumos’ initial estimates of the addressable population are based on using LUM-201 single dose response values seen in the previous PGHD trials (no Turner Syndrome subject has been treated with LUM-201 yet) and a smaller sample for population estimates than was used for PGHD. With these parameters, Lumos estimates that about 50% of the Turner Syndrome population should respond to LUM-201 and Lumos will further refine these estimates as it generates LUM-201 data in the Turner Syndrome population.

Using the fifth percentiles for birth weight and length as a guide, five percent to 10% of live born children can be classified as small for gestational age. Approximately 10% of these (0.5% to 1.0% of live born children) do not catch up to a normal height by their second birthday. Thus, those individuals born SGA who fail to show catch-up growth (approximately 10%) constitute a relatively high proportion of children and adults with short stature. Based on approximately 4.2 million live births per year based on the 2009 United States Census, these definitions suggest 21,000 to 42,000 pediatric subjects become eligible for treatment each year. A daily injection of rhGH is the standard of care for persistent short stature in children born with SGA.

Lumos expects that a clinical trial exploring the effect of LUM-201 on PEM-Positive patients with SGA would use results from the Phase 2b Trial to assess potentially effective doses for LUM-201 in this patient population. The trial would explore LUM-201’s effects on height velocity. Lumos’ initial estimates of the addressable population are based on using LUM-201 single dose response values seen in the previous PGHD trials (no SGA subject has been treated with LUM-201 yet) and a smaller sample for population estimates than was used for PGHD. With these parameters Lumos estimates that about 50% of the SGA population should respond to LUM-201 and Lumos will further refine these estimates as it generates LUM-201 data in the SGA population.

Lumos’ Commercialization Strategy

Lumos intends to commercialize LUM-201 for PGHD in markets for which marketing exclusivity or patent protection can be obtained, provided it receives regulatory marketing authorization and anticipated product sales are sufficiently robust to justify the expenses required. The initial markets for LUM-201 are expected to include the United States and the European Union, which both offer marketing exclusivity for approved products in orphan diseases. Lumos has received ODD in both territories, which is one necessary component of receiving such exclusivity if approved. Lumos may also target additional markets including China and Japan. Lumos intends to seek ODD in Japan at the appropriate time. Other territories, such as China, do not offer ODD exclusivity periods. In order to protect against generic product market intrusion Lumos will seek patent protection for the use of LUM-201 in PGHD. See “- Intellectual Property” for more details.

Lumos currently has no sales, manufacturing, production or distribution capabilities. Lumos expects to enter into arrangements with third parties to manufacture, produce, market and sell LUM-201 and any other product candidates in one or multiple geographies. Lumos may not be able to enter into such arrangements with others on acceptable terms, if at all.

If one or more of Lumos’ product candidates receives regulatory approval, Lumos expects to establish a specialty sales organization with technical expertise and supporting distribution capabilities to co-promote and/or commercialize its product candidates, which will be expensive and time consuming. As a company, Lumos has no prior experience in the sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including Lumos’ ability to hire, retain, and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, comply with regulatory requirements applicable to the marketing and sale of drug products and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of Lumos’ internal sales, marketing and distribution capabilities with respect to a non-licensed product candidate would adversely impact the commercialization of LUM-201 or other product candidates.

Lumos currently has no international infrastructure including, without limitation, sales, manufacturing and distribution capabilities. Establishing and expanding commercial activities and complying with laws in foreign jurisdictions may be costly and could disrupt Lumos’ operations.

Lumos may choose to work with third parties that have direct sales forces and established manufacturing, production and distribution systems, either to augment its own sales force and systems or in lieu of its own sales force and systems. If Lumos is unable to enter into such arrangements on acceptable terms or at all, it may not be able to successfully commercialize its product candidates.

Competition

The development and commercialization of new therapeutic products is highly competitive. Lumos faces competition with respect to LUM-201 and expects to face competition with respect to any product candidates that it may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are several large pharmaceutical and biotechnology companies that currently market and sell rhGH therapies to Lumos’ target patient group. These companies typically have a greater ability to reduce prices for their competing drugs to gain or retain market share and undermine the value proposition that Lumos might otherwise be able to offer. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Many of these competitors are attempting to develop therapeutics for Lumos’ target indications.

Lumos is developing its sole product candidate, LUM-201, for treatment of a subset of PGHD patients based on a once daily weight-based oral dosing regimen. The current standard of care for growth therapies for patients is a daily subcutaneous injection of rhGH. There are a variety of currently marketed daily rhGH therapies administered by daily subcutaneous injection and used for the treatment of GHD, principally Norditropin® (Novo Nordisk A/S), Humatrope® (Eli Lilly), Nutropin-AQ® (F. Hoffman-La Roche Ltd./Genentech, Inc.), Genotropin® (Pfizer Inc.), Saizen® (Merck Serono S.A.), Tev-tropin® (Teva Pharmaceuticals Industries Ltd.), Omnitrope® (Sandoz GmbH), Valtropin® (LG Life Science and Biopartners GmbH), and Zomacton® (Ferring Pharmaceuticals, Inc.). These rhGH drugs, apart from Valtropin, are well-established therapies and are widely accepted by physicians, patients, caregivers, third-party payors and pharmacy benefit managers, as the standard of care for the treatment of GHD. Physicians, patients, third-party payors and pharmacy benefit managers may not accept the addition of LUM-201 to their current treatment regimens for a variety of potential reasons, including concerns about incurring potential additional costs related to LUM-201, the perception that the use of LUM-201 will be of limited additional benefit to patients, or limited long-term safety data compared to currently available rhGH treatments.

In addition to the currently approved and marketed daily rhGH therapies, there are a variety of experimental therapies and devices that are in various stages of clinical development by companies already participating in the rhGH market as well as potential new entrants, principally Ascendis, Novo Nordisk, Genexine and OPKO (in collaboration with Pfizer).

Intellectual Property

Lumos has been assigned U.S. Patent Nos. 9763919 and 10105352, “Detecting and Treating Growth Hormone Deficiency.” The patents are not due to expire in the United States before 2036 and potentially could be issued in multiple other countries for which patent applications have been filed. More specifically, related patent applications have been filed by Ammonett (such patent applications now owned by Lumos) in Australia, Brazil, Canada, China, the European Patent Office, Israel, Japan, the Republic of Korea, New Zealand, Singapore, and Ukraine. U.S. Patent Application Serial No. 16/136967 is also currently pending. The composition of matter patent for LUM-201 has expired and the chemical structure for LUM-201 is in the public domain. However, Lumos has been granted a U.S. method of use patent (and similar applications pending in other regions) directed at growth hormone deficiency disorders.

The claims of U.S. Patent Nos. 9763919 and 10105352 are directed to the use of LUM-201 (previously MK-0677) in a method of treating GH deficiency in children. The patents require patients meet certain PEMs related to a partially functioning hypothalamic-pituitary GH axis.

Lumos also has exclusive rights to a patent application PCT/US19/017964 titled “Compositions for the Treatment of NAFLD and Non-Alcoholic Steatohepatitis.” The United States application was converted to a non-provisional application in February of 2019. Lumos may elect to seek collaborations to develop LUM-201 for these indications in the future.

APA, Lumos Merck Agreement and Other Agreements

Ammonett and Lumos Merck Agreements

In July 2018, Lumos acquired any and all rights related to LUM-201 from Ammonett pursuant to the APA by and between Merck and Ammonett. Under the APA, Lumos has the obligation to use commercially reasonable efforts to develop products towards regulatory approval in specified major market countries and to commercialize each product after obtaining regulatory approval. In accordance with the APA, Lumos agreed to pay Ammonett an upfront fee of $3.5 million, development milestone payments totaling up to $17 million for achievement of specified milestones on the first LUM-201 indication that Lumos pursues and up to $14 million for achievements of specified milestones on the second LUM-201 indication that Lumos pursues, sales milestone payments totaling up to $55 million on worldwide product sales, and royalty payments based on worldwide product sales, as discussed below.

In connection with the APA, Lumos was assigned the exclusive, worldwide license and collaboration agreement entered into in November 2014 by and between Ammonett and Merck (the “Lumos Merck Agreement”), which grants Lumos (as successor in interest to Ammonett) worldwide, exclusive, sublicensable (subject to Merck’s consent in the United States, major European countries and Japan, such consent not to be unreasonably withheld) rights under specified patents and know-how to develop, manufacture and commercialize LUM-201 for any and all indications, excluding Autism Spectrum Disorders as defined in the Fifth Edition of the Diagnostic and Statistical Manual of Mental Disorders. As part of the Lumos Merck Agreement, Merck has a co-exclusive research license with Lumos, which permits Merck certain rights, which are sublicensable, to make and use LUM-201 for research purposes, but not commercialization. Pursuant to the Lumos Merck Agreement, Lumos must notify Merck if it intends to enter into a development or commercial arrangement with a third party relating to products licensed under the Lumos Merck Agreement, at which time Merck will have a specified period of time to propose terms for a development or commercial arrangement and upon any exercise of such option, the parties will negotiate the terms to enter into a definitive agreement for such development or commercialization for a specified period of time. Under the Lumos Merck Agreement, Lumos is obligated to use diligence efforts to develop and commercialize licensed products in specified major market countries, including the obligation to launch a licensed product in a country within a specified time period after obtaining regulatory approval in such country.

In consideration for the rights set forth in the Lumos Merck Agreement, Merck initially received an upfront fee from Ammonett. Lumos will be required to pay Merck substantial development milestone payments for achievement of specified milestones relating to each of the first and second indications. Total potential development milestone payments are required of up to $14 million for the first LUM-201 indication that Lumos pursues and up to $8.5 million for the second LUM-201 indication that Lumos pursues. Tiered sales milestone payments totaling up to $80 million are required on worldwide net product sales up to $1 billion, and substantial royalty payments based on product sales are required if product sales are achieved.

If product sales are ever achieved, Lumos is required to make royalty payments under both the APA and the Lumos Merck Agreement collectively of 10% to 12% of total annual product net sales, subject to standard reductions for generic erosion. The royalty obligations under the Lumos Merck Agreement are on a product-by-product and country-by-country basis and will last until the later of expiration of the last licensed patent covering the product in such country and expiration of regulatory exclusivity for such product in such country. The royalty obligations under the APA are on a product-by-product and country-by-country basis for the duration of the royalty obligations under the Lumos Merck Agreement and thereafter until the expiration of the last patent assigned to Lumos under the APA covering such product in such country.

The Lumos Merck Agreement shall continue in force until the expiration of royalty obligations on a country-by-country and product-by-product basis, or unless terminated by Lumos at will by submitting 180 days’ advance written notice to Merck or by either party for the other party’s uncured material breach or specified bankruptcy events. Upon expiry of the royalty obligations the Lumos Merck Agreement converts to a fully paid-up, perpetual non-exclusive license.

If the Lumos Merck Agreement is terminated, and upon Merck’s written request, Lumos is obligated to use reasonable and diligent efforts to assign to Merck any sublicenses previously granted by Lumos.

Agreements in connection with LUM-001

In March 2012, Lumos entered into a license agreement with the University of Cincinnati primarily related to the product candidate LUM-001. Under the license agreement, LUM-001 was developed and advanced to initial clinical trials in 2016. During the conduct of the first trial a non-clinical toxicology signal was observed, leading to the voluntary halt of clinical development. In 2019, the decision was made to discontinue development of LUM-001. Lumos terminated the license agreement in October 2019. No payments were required of Lumos in connection with such termination.

Lumos conducted a natural history (non-interventional) clinical trial (NCT02931682) from 2015 to 2019, evaluating the natural course of CTD progression. In connection with this trial, Lumos entered into various clinical trial agreements (“CTAs”) with sponsor sites and collaborators. In 2019, Lumos agreed to transfer responsibility for all such activities to Ultragenyx. All such CTAs and other agreements related to the trial have been transferred to Ultragenyx or terminated.

In November 2012, Lumos and certain other parties entered into a settlement agreement related to litigation with The Avicena Group, Inc. and its Chief Executive Officer related to disputes in connection with the patent for LUM-001. The settlement agreement provided that Lumos will not, among other things, develop, commercialize, market, sell, license, transfer or otherwise exploit any substance, therapeutic, diagnostic or other methodology in the dermatological field or the fields of Parkinson’s, Huntington’s and ALS diseases for a period of 25 years.

Manufacturing

Lumos currently does not own, nor does it plan to own, facilities for clinical or commercial manufacturing of its sole product candidate, LUM-201. Lumos has an existing supply of the LUM-201 active pharmaceutical ingredient (“API”) obtained in connection with the Lumos Merck Agreement that it believes will be sufficient for its Phase 2b Trial. Lumos is in the process of performing a technology evaluation and optimization with a third-party to manufacture additional API for any further clinical trials. Lumos has an existing arrangement with a contract manufacturer to produce clinical drug product supply for the Phase 2b Trial.

Government Regulations

United States-FDA process

In the United States, the FDA regulates drugs. The Federal Food, Drug, and Cosmetic Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of drugs. FDA permission to proceed under an IND application must be obtained before clinical testing of drugs is initiated, and each clinical trial protocol for drug candidates is reviewed by the FDA prior to initiation in the United States. FDA approval also must be obtained before marketing of drugs in the United States. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, provincial, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources and Lumos may not be able to obtain the required regulatory approvals.

Approval process

The FDA must approve any new drug or a drug with certain changes to a previously approved drug before a manufacturer can market it in the United States. If a company does not comply with applicable United States requirements it may be subject to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning or untitled letters, clinical holds, drug recalls, drug seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. The steps Lumos must complete before it can market a drug include:

•	completion of preclinical laboratory tests, animal studies, and formulation studies performed in accordance with the applicable good laboratory practice (“GLP”) and other regulations;
•	submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials start; the sponsor must update the IND annually;
•	approval of the trial by an institutional review boards (“IRBs”), or ethics committee representing each clinical site before each clinical trial begins;
•
performance of adequate and well-controlled human clinical trials in accordance with applicable current good manufacturing practices (“cGMP”) and current good clinical practices to establish the safety and efficacy of the drug for each indication to the FDA’s satisfaction;

•	submission to the FDA of a non-disclosure agreement (an “NDA”);
•	potential review of the drug application by an FDA advisory committee, where appropriate and if applicable;
•
satisfactory completion of an FDA inspection of the manufacturing facility or facilities to assess compliance with cGMP or other regulations, including licensing requirements and regulations promulgated by state regulatory authorities; and

•	FDA review and approval of the NDA.

It generally takes companies many years to satisfy the FDA approval requirements, but this varies substantially based upon the type, complexity, and novelty of the drug or disease. Preclinical tests include laboratory evaluation of a drug’s chemistry, formulation, and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the drug. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLP. The company submits the results of the preclinical testing to the FDA as part of an IND along with other information, including information about the product drug’s chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after submitting the initial IND.

The FDA requires a 30-day waiting period after the submission of each IND before the company can begin clinical testing in humans. The FDA may, within the 30-day time period, raise concerns or questions relating to one or more proposed clinical trials and place the trial on a clinical hold. In such a case, the company and the FDA must resolve any outstanding concerns before the company begins the clinical trial. Accordingly, the submission of an IND may or may not be sufficient for the FDA to permit the sponsor to start a clinical trial. The company must also make a separate submission to an existing IND for each successive clinical trial conducted during drug development.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other requirements, the sponsor must develop methods for ensuring the quality of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its labeled shelf life.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

As product candidates are developed through pre-clinical to late stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize products, processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Lumos’ product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of Lumos’ product candidates and/or jeopardize its or its collaborators’ ability to commence product sales and generate revenue.

Clinical trials

Clinical trials involve administering the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. The company must conduct clinical trials:

•	in compliance with federal regulations;
•
in compliance with good clinical practices (“GCP”), an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors, and requirements of the IRB; as well as

•	under protocols detailing the objectives of the trial, the safety monitoring parameters, and the effectiveness criteria.

The company must submit each protocol involving testing on United States patients and subsequent protocol amendments to the FDA as part of the IND application. The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the sponsor is not conducting the clinical trial in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The sponsor must also submit the trial protocol and informed consent information for patients in clinical trials to an IRB for approval. An IRB may halt the clinical trial, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Companies generally divide the clinical investigation of a drug into three or four phases. While companies usually conduct these phases sequentially, they are sometimes overlapped or combined.

•
Phase 1. The company evaluates the drug in healthy human subjects or patients with the target disease or condition. These trials typically evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational new drug in humans, the adverse events associated with increasing doses, and if possible, gain early evidence on effectiveness.

•
Phase 2. The company administers the drug to a limited patient population to evaluate dosage tolerance and optimal dosage, identify possible adverse events and safety risks, and preliminarily evaluate efficacy.

•
Phase 3. The company administers the drug to an expanded patient population, generally at geographically dispersed clinical trial sites, to generate enough data to statistically evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug, and to provide an adequate basis for product approval.

•
Phase 4. In some cases, the FDA may condition approval of an NDA for a drug on the company’s agreement to conduct additional clinical trials after approval. In other cases, a sponsor may voluntarily conduct additional clinical trials after approval to gain more information about the drug. Lumos typically refers to such post-approval trials as Phase 4 clinical trials.

A pivotal trial is a clinical trial that adequately meets regulatory agency requirements to evaluate a drug’s efficacy and safety to justify the approval of the drug. Generally, pivotal trials are Phase 3 trials, but the FDA may accept results from Phase 2 trials if the trial design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations in which there is an unmet medical need and the results are sufficiently robust.

The FDA, the IRB, or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee, may oversee some clinical trials. This group provides authorization for whether or not a trial may move forward at designated checkpoints based on access to certain data from the trial. Lumos may also suspend or terminate a clinical trial based on evolving business objectives and the competitive climate.

Submission of an NDA

After completing the required clinical testing, Lumos can prepare and submit an NDA to the FDA, who must approve the NDA before Lumos can start marketing the drug in the United States. An NDA must include all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the drug’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical trials on a drug, or from a number of alternative sources, including trials initiated by investigators. To support marketing authorization, the data Lumos submits must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug to the FDA’s satisfaction.

The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved NDA are also subject to annual program user fees. The FDA typically increases these fees annually. ODD entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers.

The FDA has 60 days from its receipt of an NDA to determine whether it will accept the application for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. Once the FDA accepts the filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Under the Prescription Drug User Fee Act, the FDA has a goal of responding to standard review NDAs within ten months after the 60-day filing review period, but this timeframe is often extended. The FDA reviews most applications for standard review drugs within ten to 12 months and most applications for priority review drugs within six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists.

The FDA may also refer applications for novel drugs that present difficult questions of safety or efficacy, to an advisory committee. This is typically a panel that includes clinicians and other experts that will review, evaluate, and recommend whether the FDA should approve the application. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP, and will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the drug unless compliance with cGMP is satisfactory and the NDA contains data that provide evidence that the drug is safe and effective in the indication studied.

The FDA’s decision on an NDA

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter indicates that the FDA has completed its review of the application, and the agency has determined that it will not approve the application in its present form. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional clinical data and/or other significant, expensive, and time-consuming requirements related to clinical trials, preclinical studies and/or manufacturing. The FDA has committed to reviewing resubmissions of the NDA addressing such deficiencies in two or six months, depending on the type of information included. Even if Lumos submits such data the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Also, the government may establish additional requirements, including those resulting from new legislation, or the FDA’s policies may change, which could delay or prevent regulatory approval of Lumos’ drugs under development.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a Risk Evaluation Mitigation Strategies (“REMS”), to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for REMS can materially affect the potential market and profitability of the drug. Moreover, the FDA may condition approval on substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, the FDA may withdraw drug approvals if the company fails to comply with regulatory standards or identifies problems following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before Lumos can implement the change. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing new NDAs. As with new NDAs, the FDA often significantly extends the review process with requests for additional information or clarification.

Post-approval requirements

The FDA regulates drugs that are manufactured or distributed pursuant to FDA approvals and has specific requirements pertaining to recordkeeping, periodic reporting, drug sampling and distribution, advertising and promotion and reporting of adverse experiences with the drug. After approval, the FDA must provide review and approval for most changes to the approved drug, such as adding new indications or other labeling claims. There also are continuing, annual user fee requirements for any marketed drugs and the establishments who manufacture its drugs, as well as new application fees for supplemental applications with clinical data.

In some cases, the FDA may condition approval of an NDA for a drug on the sponsor’s agreement to conduct additional clinical trials after approval. In other cases, a sponsor may voluntarily conduct additional clinical trials after approval to gain more information about the drug. Such post-approval trials are typically referred to as Phase 4 clinical trials.

Drug manufacturers are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. There are strict regulations regarding changes to the manufacturing process, and, depending on the significance of the change, it may require prior FDA approval before Lumos can implement it. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon Lumos and any third-party manufacturers that Lumos may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if a company does not comply with regulatory requirements and maintain standards or if problems occur after the drug reaches the market. If a company or the FDA discovers previously unknown problems with a drug, including adverse events of unanticipated severity or frequency, issues with manufacturing processes, or the company’s failure to comply with regulatory requirements, the FDA may revise the approved labeling to add new safety information; impose post-marketing trials or other clinical trials to assess new safety risks; or impose distribution or other restrictions under a REMS program. Other potential consequences may include:

•	restrictions on the marketing or manufacturing of the drug, complete withdrawal of the drug from the market or drug recalls;
•	fines, warning letters or holds on post-approval clinical trials;
•	the FDA refusing to approve pending NDAs or supplements to approved NDAs, or suspending or revoking of drug license approvals;
•	drug seizure or detention, or refusal to permit the import or export of drugs; or
•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising, and promotion of drugs that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Lumos could be subject to significant liability if it violated these laws and regulations.

Orphan drug designation

The FDA may grant ODD to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making the drug for this type of disease or condition will be recovered from sales in the United States.

ODD entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. In addition, if a drug receives FDA approval for the indication for which it has orphan designation, the drug may be entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the drug with orphan exclusivity.

Pediatric information

Under the Pediatric Research Equity Act (the “PREA”), NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which the FDA has granted an orphan designation.

Healthcare reform

In the United States and foreign jurisdictions, the legislative landscape continues to evolve. There have been a number of legislative and regulatory changes to the healthcare system that could affect its future results of operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reform the way in which healthcare is funded and reduce healthcare costs. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”), was enacted, which includes measures that have significantly changed health care financing by both governmental and private insurers. The provisions of PPACA of importance to the pharmaceutical and biotechnology industry are, among others, the following:

•
an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;
•
a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% starting January 1, 2019) point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•
extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, unless the drug is subject to discounts under the 340B drug discount program;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;
•
expansion of healthcare fraud and abuse laws, including the federal civil False Claims Act and the federal Anti-Kickback Statue, new government investigative powers and enhanced penalties for noncompliance;

•
new requirements under the federal Physician Payments Sunshine Act for drug manufacturers to report information related to payments and other transfers of value made to physicians and teaching hospitals as well as ownership or investment interests held by physicians and their immediate family members; and

•	new requirement to annually report certain drug samples that manufacturers and distributors provide to licensed practitioners, or to pharmacies of hospitals or other healthcare entities.

Some of the provisions of the PPACA have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the PPACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the PPACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the PPACA or otherwise circumvent some of the requirements for health insurance mandated by the PPACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the PPACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the PPACA have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a Texas U.S. District Court Judge ruled that the PPACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. Although the Texas U.S. District Court Judge, as well as the presidential administration and the Centers for Medicare & Medicaid Services (“CMS”) have stated that the ruling will have no immediate effect pending appeal of the decision. On July 10, 2019, the Court of Appeals for the Fifth Circuit heard oral argument in this case.

Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain PPACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, among other things, amends the PPACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” More recently, in December 2018, CMS published a new final rule permitting further collections and payments to and from certain PPACA qualified health plans and health insurance issuers under the PPACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment.

In addition, other health reform measures have been proposed and adopted in the United States since PPACA was enacted. For example, as a result of the Budget Control Act of 2011, as amended, providers are subject to Medicare payment reductions of two percent per fiscal year through 2027 unless additional Congressional action is taken. Further, the American Taxpayer Relief Act of 2012 reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments from providers from three to five years.

More recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposals for fiscal years 2019 and 2020 contain further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services (the “HHS”), has already started the process of soliciting feedback on some of these measures and, at the same, is implementing others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. While some proposed measures will require additional authorization legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

In addition, certain members of Congress and the Trump Administration separately have proposed certain measures to limit drug price increases, including providing for the ability of federal government agencies to negotiate drug prices with pharmaceutical companies. Such legislation may be further considered in 2020 and years to come and impact Lumos’ revenue in the future.

European Union-EMA process

In the European Union, Lumos’ product candidates may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if an MA, from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Clinical trials of medicinal products in the European Union must be conducted in accordance with European Union and national regulations and the International Conference on Harmonization, guidelines on GCP. Although the European Union Clinical Trials Directive 2001/20/EC has sought to harmonize the European Union clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the European Union Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. To improve the current system, Regulation (EU) No 536/2014 on clinical trials on medicinal products for human use, which repealed Directive 2001/20/EC, was adopted on April 16, 2014 and published in the European Official Journal on May 27, 2014. The Regulation aims at harmonizing and streamlining the clinical trials authorization process, simplifying adverse event reporting procedures, improving the supervision of clinical trials, and increasing their transparency. Although the Regulation entered into force on June 16, 2014, it will not be applicable until six months after the full functionality of the IT portal and database envisaged in the Regulation is confirmed. This is not expected to occur until 2019. Until then the Clinical Trials Directive 2001/20/EC will still apply.

Under the current regime, before a clinical trial can be initiated it must be approved in each of the European Union Member States where the trial is to be conducted by two distinct bodies: the National Competent Authority (the “NCA”), and one or more Ethics Committees (“ECs”). Under the current regime all suspected unexpected serious adverse reactions, to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

Approval process

Under the centralized procedure, after the European Medicines Agency (the “EMA”) issues an opinion, the European Commission issues a single marketing authorization valid across the European Union, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human drugs that are: derived from biotechnology processes, such as genetic engineering; contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions; and officially designated orphan drugs. For drugs that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the EMA, as long as the drug concerned is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health.

There are also three other possible routes to authorize medicinal products in the European Union, which are available for products that fall outside the scope of the centralized procedure:

•	National procedure. National MAs, issued by the competent authorities of the Member States of the European Economic Area, are available however these only cover their respective territory;
•
Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one European Union country of a medicinal product that has not yet been authorized in any European Union country; and

•
Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Thereafter, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

Lumos does not foresee that any of its current product candidates will be suitable for a National Marketing Authorization (“MA”) as they fall within the mandatory criteria for the Centralized Procedure. Therefore, Lumos’ product candidates will be approved through Centralized Procedure. At the current time, it is unclear if or when a separate approval process will be needed in Great Britain, after that country exits from the European Union.

Pursuant to Regulation (EC) No 1901/2006, all applications for marketing authorization for new medicines must include the results of trials as described in a pediatric investigation plan (a “PIP”), agreed between regulatory authorities and the applicant, unless the medicine is exempt because of a deferral or waiver (e.g., because the relevant disease or condition occurs only in adults). Before the EMA is able to begin its assessment of a centralized procedure MA application, it will validate that the applicant has complied with the agreed pediatric investigation plan. The applicant and the EMA may, where such a step is adequately justified, agree to modify a pediatric investigation plan to assist validation. Modifications are not always possible; it may take longer to agree than the period of validation permits; and may still require the applicant to withdraw its Marketing Authorization Application (“MAA”), and to conduct additional non-clinical and clinical trials. Products that are granted an MA on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

Orphan drug designation

In the European Union, Regulation (EC) No 141/2000, as amended, states that a drug will be designated as an orphan drug if its sponsor can establish:

•
that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the European Union when the application is made, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment; and

•
that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the drug will be of significant benefit to those affected by that condition.

Regulation (EC) No 847/2000 sets out further provisions for implementation of the criteria for designation of a drug as an orphan drug. An application for the designation of a drug as an orphan drug must be submitted at any stage of development of the drug before filing of an MA application.

If a centralized procedure MA in respect of an orphan drug is granted pursuant to Regulation (EC) No 726/2004, regulatory authorities will not, for a period of usually 10 years, accept another application for an MA, or grant an MA or accept an application to extend an existing MA, for the same therapeutic indication, in respect of a similar drug. This period may however be reduced to six years if, at the end of the fifth year, it is established, in respect of the drug concerned, that the criteria for ODD are no longer met, in other words, when it is shown on the basis of available evidence that the product is sufficiently profitable not to justify maintenance of market exclusivity. The exclusivity period may increase to 12 years if, among other things, the MAA includes the results of trials from an agreed pediatric investigation plan. Notwithstanding the foregoing, an MA may be granted for the same therapeutic indication to a similar drug if:

•	the holder of the MA for the original orphan drug has given its consent to the second applicant;
•	the holder of the MA for the original orphan drug is unable to supply sufficient quantities of the drug; or
•	the second applicant can establish in the application that the second drug, although similar to the orphan drug already authorized, is safer, more effective or otherwise clinically superior.

Regulation (EC) No 847/2000 lays down definitions of the concepts ‘similar drug’ and ‘clinical superiority.’ Other incentives available to orphan drugs in the European Union include financial incentives such as a reduction of fees or fee waivers and protocol assistance. ODD does not shorten the duration of the regulatory review and approval process.

Good manufacturing practices

Like the FDA, the EMA, the competent authorities of the European Union Member States and other regulatory agencies regulate and inspect equipment, facilities and processes used in the manufacturing of drugs prior to approving a drug.

If, after receiving clearance from regulatory agencies, a company makes a material change in manufacturing equipment, location, or process, additional regulatory review and approval may be required. Once Lumos or Lumos’ partners commercialize drugs, Lumos will be required to comply with cGMP, and drug-specific regulations enforced by the European Commission, the EMA and the competent authorities of European Union Member States following drug approval. Also like the FDA, the EMA, the competent authorities of the European Union Member States and other regulatory agencies also conduct regular, periodic visits to reinspect equipment, facilities, and processes following the initial approval of a drug. If, as a result of these inspections, the regulatory agencies determine that Lumos or its partners’ equipment, facilities, or processes do not comply with applicable regulations and conditions of drug approval, they may seek civil, criminal or administrative sanctions and/or remedies against Lumos, including the suspension of its manufacturing operations or the withdrawal of Lumos’ drug from the market.

Post-approval controls

The holder of a European MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (“PSURs”).

All new MAAs must include a risk management plan (an “RMP”), describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies. RMPs and PSURs are routinely available to third parties requesting access, subject to limited redactions. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the European Union. Although general requirements for advertising and promotion of medicinal products are established under European Union directives, the details are governed by regulations in each European Union Member State and can differ from one country to another.

Data and market exclusivity

Similar to the United States, there is a process to authorize generic versions of innovative drugs in the European Union. Generic competitors can, where data exclusivity has expired, submit abridged applications to authorize generic versions of drugs authorized by EMA through a centralized procedure referencing the innovator’s data and demonstrating bioequivalence to the reference drug, among other things. If a marketing authorization is granted for a medicinal product containing a new active substance, that product benefits from eight years of data exclusivity, during which generic marketing authorization applications referring to the data of that product may not be accepted by the regulatory authorities, and a further two years of market exclusivity, during which such generic products may not be placed on the market. The two-year period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved. This system is usually referred to as “8+2”. There is also a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product, for example, because of differences in raw materials or manufacturing processes. For such products, the results of appropriate preclinical or clinical trials must be provided, and guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product.

Other international markets-drug approval process

In some international markets (such as China or Japan), although data generated in United States or European Union trials may be submitted in support of a marketing authorization application, regulators may require additional clinical trials conducted in the host territory, or studying people of the ethnicity of the host territory, prior to the filing or approval of marketing applications within the country.

Pricing and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drugs for which Lumos may obtain regulatory approval. In the United States and markets in other countries, sales of any drugs for which Lumos receives regulatory approval for commercial sale will depend on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug may be separate from the process for setting the reimbursement rate that the payor will pay for the drug. Third-party payors may limit coverage to specific drugs on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Moreover, a payor’s decision to provide coverage for a drug does not imply that an adequate reimbursement rate will be approved. Additionally, coverage and reimbursement for drugs can differ significantly from payor to payor. One third-party payor’s decision to cover a particular drug does not ensure that other payors will also provide coverage for the drug, or will provide coverage at an adequate reimbursement rate. Adequate third-party reimbursement may not be available to enable Lumos to maintain price levels sufficient to realize an appropriate return on its investment in drug development.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of drugs and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any drug that might be approved for sale, Lumos may need to conduct expensive pharmacoeconomic trials to demonstrate the medical necessity and cost-effectiveness of its drug. These trials will be in addition to the trials required to obtain regulatory approvals. If third-party payors do not consider a drug to be cost-effective compared to other available therapies, they may not cover the drug after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its drugs at a profit.

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs for branded prescription drugs. By way of example, PPACA contains provisions that may reduce the profitability of drugs, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for Lumos’ drugs.

In the European Community, governments influence the price of drugs through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those drugs to consumers. Some jurisdictions operate positive and negative list systems under which drugs may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular drug candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new drugs. In addition, in some countries, cross border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any drugs for which Lumos receives regulatory approval for commercial sale may suffer if government and other third-party payors fail to provide coverage and adequate reimbursement. In addition, the focus on cost containment measures in the United States and other countries has increased and Lumos expects will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if Lumos attains favorable coverage and reimbursement status for one or more drugs for which Lumos receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other healthcare laws impacting sales, marketing, and other company activities

Numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, other divisions of the HHS, the U.S. Department of Justice, and similar foreign, state, and local government authorities, regulate and enforce laws and regulations applicable to sales, promotion and other activities of pharmaceutical manufacturers. These laws and regulations may impact, among other things, Lumos’ clinical research programs, proposed sales and marketing and education activities, and financial and business relationships with future prescribers of Lumos’ product candidates, once approved. These laws and regulations include U.S. federal, U.S. state and foreign anti-kickback, false claims, and data privacy and security laws, which are described below, among other legal requirements that may affect Lumos’ current and future operations.

The FDA regulates all advertising and promotion activities for drugs under its jurisdiction both prior to and after approval. Only those claims relating to safety and efficacy that the FDA has approved may be used in labeling once the drug is approved. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those Lumos tested and the FDA approved. Such off-label uses are common across medical specialties, and often reflect a physician’s belief that the off-label use is the best treatment for the patients. The FDA does not regulate the behavior of physicians in their choice of treatments, but FDA regulations do impose stringent restrictions on manufacturers’ communications regarding off-label uses. If Lumos does not comply with applicable FDA requirements Lumos may face adverse publicity, enforcement action by the FDA, corrective advertising, consent decrees and the full range of civil and criminal penalties available to the FDA. Promotion of off-label uses of drugs can also implicate the false claims laws described below.

Anti-kickback laws including, without limitation, the federal Anti-Kickback Statute that applies to items and services reimbursable under governmental healthcare programs such as Medicare and Medicaid, make it illegal for a person or entity to, among other things, knowingly and willfully solicit, receive, offer or pay remuneration, directly or indirectly, to induce, or in return for, purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item, or service reimbursable, in whole or in part, under a federal healthcare program. Due to the breadth of the statutory provisions, limited statutory exceptions and regulatory safe harbors, and the scarcity of guidance in the form of regulations, agency advisory opinions, sub-regulatory guidance and judicial decisions addressing industry practices, it is possible that Lumos’ practices might be challenged under anti-kickback or similar laws. Moreover, recent healthcare reform legislation has strengthened these laws. For example, PPACA among other things, amends the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statute to clarify that a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a crime. In addition, PPACA clarifies that the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

False claims laws, including, without limitation, the federal civil False Claims Act, prohibit, among other things, anyone from knowingly and willingly presenting, or causing to be presented for payment, to the federal government (including Medicare and Medicaid) claims for reimbursement for, among other things, drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Lumos’ activities relating to the sales and marketing of its drugs may be subject to scrutiny under these laws, as well as civil monetary penalties laws and the criminal healthcare fraud provisions enacted as part of the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

HIPAA imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations governs the conduct of certain electronic healthcare transactions and imposes requirements with respect to safeguarding the security and privacy of protected health information on HIPAA covered entities and their business associates who provide services involving HIPAA protected health information to such covered entities.

The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members.

In addition, Lumos may be subject to state law equivalents of each of the above federal laws, such as anti-kickback, self-referral, and false claims laws which may apply to Lumos’ business practices, including but not limited to, research, distribution, sales and marketing arrangements and submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical manufacturers to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers; state laws that require pharmaceutical manufacturers to file reports with states regarding drug pricing and/or marketing information, such as the tracking and reporting of gifts, compensation and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

Violations of these laws may result in criminal, civil and administrative sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid), disgorgement, contractual damages, reputational harm and the imposition of corporate integrity agreements or other similar agreements with governmental entities, which may impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as individual imprisonment, also can be imposed upon executive officers and employees, including criminal sanctions against executive officers under the so-called “responsible corporate officer” doctrine, even in situations where the executive officer did not intend to violate the law and was unaware of any wrongdoing. Given the significant penalties and fines that can be imposed on companies and individuals if convicted, allegations of such violations often result in settlements even if the company or individual being investigated admits no wrongdoing. Settlements often include significant civil sanctions and additional corporate integrity obligations. If the government were to allege or convict Lumos or Lumos’ executive officers of violating these laws, Lumos’ business could be harmed.

Similar rigid restrictions are imposed on the promotion and marketing of drugs in the European Union and other countries. Even in those countries where Lumos may not be directly responsible for the promotion and marketing of Lumos’ drugs, if Lumos’ potential international distribution partners engage in inappropriate activity it can have adverse implications for Lumos.

Legal Proceedings

Lumos is not currently a party to any material legal proceedings. From time to time, Lumos may be involved in various claims and legal proceedings relating to its operations. Regardless of outcome, litigation can have an adverse impact on Lumos because of defense and settlement costs, diversion of management resources and other factors.

Facilities

Lumos’ corporate headquarters are in Austin, Texas, where it occupies approximately 5,000 square feet of office space under a lease expiring on November 1, 2021. Lumos also has facilities in the Iowa State University Research Park in Ames, Iowa, which total approximately 26,616 square feet, and comprise executive office space and space dedicated to manufacturing, testing and product storage, leased with the Iowa State University Research Park Corporation. The lease expires March 31, 2021, and Lumos does not intend to exercise its option to extend the lease.  Lumos leases an additional 3,255 square feet of office space in Wayne, Pennsylvania under a lease that expires in February 2021. On February 28, 2020, Lumos signed a sublease agreement for the Wayne, Pennsylvania space.  Lumos believes its existing facilities meet its current needs and Lumos has convenient access to additional space on reasonable terms for its future needs.

Employees

As of March 31, 2020, Lumos had 25 full-time employees, and 1 part-time employee, as well as 5 regularly engaged consultants. None of Lumos’ employees are represented by any collective bargaining agreements. Lumos believes that it maintains good relations with its employees.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LUMOS

The selected consolidated statements of operations data for the years ended December 31, 2018 and 2019 and the selected consolidated balance sheet data as of December 31, 2018 and 2019 are derived from Lumos’ audited consolidated financial statements included elsewhere in this Current Report on Form 8-K/A. Lumos’ historical results are not necessarily indicative of the results that may be expected in any future period.

The selected historical consolidated financial data below should be read in conjunction with the section titled “Lumos Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Lumos’ consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K/A.

Consolidated Statements of Operations Data:

	Year Ended December 31,
	2019	2018
	(in thousands)
Operating expenses:
Research and development	$5,669	$5,253
In-process research and development	—	3,500
General and administrative, including stock-based compensation of $179 and $199, respectively	4,147	2,533
Total operating expenses	9,816	11,286
Loss from operations	(9,816)	(11,286)
Other income, net:
Interest and other income, net	111	124
Net loss	$(9,705)	$(11,162)

Consolidated Balance Sheet Data:

	As of December 31,
	2019	2018
	(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$4,952	$14,022
Prepaid and and other current assets	117	202
Total current assets	5,069	14,224
Non-Current Assets
Right-of-use asset	373	—
Property and equipment, net of accumulated depreciation and amortization of $154 and $124, respectively	84	112
Total non-current assets	457	112
Total assets	$5,526	$14,336

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$365	$189
Accrued compensation	345	234
Other accrued liabilities	364	337
Current portion of lease liability	189	—
Total current liabilities	1,263	760
Long term liabilities:
Operating lease liability	191	—
Total long-term liabilities	191	—
Total liabilities	1,454	760
Commitments and contingencies

Redeemable convertible preferred stock:
Series B redeemable convertible preferred stock, par value $0.0001; 9,966,288 stock authorized, issued and outstanding as of December 31, 2019 and 2018; stated at accreted redemption value	41,631	39,592
Series A redeemable convertible preferred stock, par value $0.0001; 11,204,513 stock authorized, issued and outstanding as of December 31, 2019 and 2018; stated at accreted redemption value	21,904	20,903

Stockholders’ deficit:
Common stock, $0.0001 par value; 36,000,000 shares authorized as of December 31, 2019 and 2018; and 9,003,433 and 10,283,437 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1	1
Treasury stock, at cost, 1,350,000 shares held as of December 31, 2019, none held at December 31, 2018	—	—
Additional paid-in capital	213	12
Accumulated deficit	(59,677)	(46,932)
Total stockholders’ equity	(59,463)	(46,919)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,526	$14,336

See accompanying notes to consolidated financial statements.

LUMOS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Lumos’ financial condition and results of operations together with the section entitled “Selected Historical Consolidated Financial Data of Lumos” and Lumos’ consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K/A. This discussion and other parts of this Current Report on Form 8-K/A contain forward-looking statements that involve risks and uncertainties, such as its plans, objectives, expectations, intentions and beliefs. Lumos’ actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below as well as the section entitled “Risk Factors” identified (i) in NewLink’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and (ii) in NewLink’s revised definitive proxy statement filed with the SEC on February 13, 2020, as well as the risk factors included under Item 8.01 of our Current Report on Form 8-K filed with the SEC on May 14, 2020.

Overview

On March 18, 2020, NewLink Genetics Corporation merged Cyclone Merger Sub, Inc., a wholly-owned subsidiary, with what was then known as Lumos Pharma, Inc., and has since been renamed “Lumos Pharma Sub, Inc.” and changed the name “NewLink Genetics Corporation” to “Lumos Pharma, Inc.”  Unless otherwise indicated, references to “Lumos” or the “Company” prior to the Merger refer to Private Lumos, and such references following the Merger, to Lumos Pharma, Inc., formerly known as NewLink Genetics Corporation.  References to “NewLink” refer to NewLink Genetics Corporation prior to the Merger.

Lumos is a clinical-stage biopharmaceutical company focused on the identification, acquisition and in-license, development, and commercialization of novel products for the treatment of rare diseases. Lumos’ mission is to develop new therapies for people with rare diseases, prioritizing its focus where the medical need is high, and the pathophysiology is clear. Lumos is committed to this mission and a strategy that is grounded upon time and cost-efficient drug development for Lumos to develop and deliver safe and effective therapies to patients. Driven by a sense of commitment to rare disease patients, their families and the rare disease community, the goal of Lumos is to be a leading rare disease drug company.

The current Lumos pipeline is focused on the development of an orally administered small molecule, the GH secretagogue LUM-201, for rare endocrine disorders. A secretagogue is a substance that stimulates the secretion or release of another substance. LUM-201 stimulates the release of GH and is referred to as a GH secretagogue. The current targeted indications for LUM-201 are PGHD, Turner Syndrome and SGA, in each case in a certain subset of affected patients. Lumos plans to initiate a clinical development program to study the effects of LUM-201 in PGHD by the end of 2020 with a Phase 2b Trial. Depending on the outcome of data developed in the Phase 2b Trial and the timing of such data, Lumos plans to conduct Phase 2 clinical trials to study the effects of LUM-201 for Turner Syndrome and SGA in a certain subset of affected patients.

If approved, LUM-201 has the potential to become the first approved oral GH secretagogue to treat rare endocrine disorders associated with GH deficiencies, starting with PGHD, providing an alternative to the current standard regimen of daily injections. Lumos acquired LUM-201 from Ammonett in July 2018. LUM-201 received the ODD in the United States and the European Union for GHD in 2017. The United States patent “Detecting and Treating Growth Hormone Deficiency” has been issued with an expiration in 2036. Other patent applications are pending in multiple jurisdictions.

Since its inception, Lumos’ operations have focused on organizing and staffing, business planning, raising capital, acquiring its technology and assets, and conducting preclinical and clinical development of its product candidates. Lumos has devoted substantial effort and resources to acquiring its current product candidate, LUM-201, as well as its previous product candidate, LUM-001, which it ceased developing in 2019. Lumos acquired LUM-201 through its acquisition of substantially all of the assets related to LUM-201 from Ammonett which had licensed LUM-201 in October 2013 from Merck. Lumos does not have any product candidates approved for sale and has not generated any revenue from product sales. Lumos has funded its operations primarily through the sale and issuance of preferred stock, as well as through in-kind support pursuant to a collaborative research and development agreement with the NIH from 2012 to April 2019.

Since inception, Lumos has incurred significant operating losses and negative operating cash flows and there is no assurance that it will ever achieve or sustain profitability. Lumos’ net loss was $9.7 million for the year ended December 31, 2019. As of December 31, 2019, Lumos had an accumulated deficit of $59.7 million. Lumos expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. Lumos anticipates that its expenses will increase significantly in connection with its ongoing activities as Lumos:

•	continues the ongoing and planned clinical development of LUM-201;
•	hires additional administrative, clinical, regulatory and scientific personnel;
•	initiates preclinical studies and clinical trials for any additional indications for its current product candidates and any future product candidates that Lumos may pursue;
•	builds a portfolio of product candidates through the acquisition or in-license of drugs or product candidates and technologies;
•	develops, maintains, expands, and protects its intellectual property portfolio;
•	manufactures, or has manufactured, clinical and commercial supplies of its product candidates;
•	seeks marketing approvals for its current and future product candidates that successfully complete clinical trials;
•	establishes a sales, marketing and distribution infrastructure to commercialize any product candidate for which Lumos may obtain marketing approval; and
•	incurs additional costs associated with operating as a public company.

On December 20, 2019, Merck announced that the FDA approved its application for ERVEBO® (Ebola Zaire Vaccine, Live) for the prevention of disease caused by Zaire Ebola virus in individuals 18 years of age and older, which was developed under the NewLink Merck Agreement. On January 3, 2020, Merck notified NewLink that they had been issued a PRV. Under the terms of the NewLink Merck Agreement, on February 4, 2020, Merck assigned all of its rights and interests in connection with the PRV to NewLink.

As a result of such arrangements, Lumos is entitled to 60% of the value of the PRV obtained through sale, transfer or other disposition of the PRV. Lumos also has the potential to earn royalties on sales of the vaccine in certain countries, if the vaccine is successfully commercialized by Merck. However, Lumos believes that the market for the vaccine will be limited primarily to areas in the developing world that are excluded from royalty payment or where the vaccine is donated or sold at low or no margin and therefore Lumos does not expect to receive material royalty payments from Merck in the foreseeable future.

Components of Results of Operations

Research and development expense

Research and development expenses for 2019 consist primarily of costs incurred in connection with the development of Lumos’ current product candidate, LUM-201. Lumos expenses research and development costs as incurred. These expenses include:

•
costs of funding research performed by third parties, including pursuant to agreements with CROs, as well as investigative sites and consultants that conduct Lumos’ preclinical studies and clinical trials;

•
expenses incurred under agreements with contract manufacturing organizations, including manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical study and clinical trial materials;

•	payments made under Lumos’ third-party licensing agreements, other than amounts classified as acquired in-process research and development expenses;
•	personnel costs for Lumos employees involved in the research and development activities;
•	consultant fees and expenses associated with outsourced professional scientific development services; and
•	expenses for regulatory activities, including filing fees paid to regulatory agencies.

Milestone payment obligations incurred prior to regulatory approval of a product candidate, which are accrued when the event requiring payment of the milestone occurs will be included in research and development expense.

Lumos expects its research and development expense will increase for the foreseeable future as it seeks to advance development of LUM-201. The successful development of LUM-201 is highly uncertain. At this time, Lumos cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of LUM-201. Lumos is also unable to predict when, if ever, material net cash inflows may commence from sales of LUM-201 or any future product candidates Lumos may develop due to numerous factors, including, among others:

•	the number of clinical sites included in the trials;
•	the length of time required to enroll suitable patients;
•	the number of patients that ultimately participate in the trials;
•	the duration of patient follow-up and number of patient visits;
•	the results of Lumos’ clinical trials;
•	the securing of commercial manufacturing capabilities.
•	the receipt of marketing approvals; and
•	the commercialization of product candidates.

Lumos may never succeed in obtaining regulatory approval for LUM-201 or any future product candidates. Lumos costs will increase as product candidates advance to later stages of clinical development, since later stage products generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials.

Acquired in-process research and development expense

Acquired in-process research and development expense consists of the initial up-front payments incurred in connection with the acquisition or licensing of product candidates that do not meet the definition of a business under ASC 805, Business Combinations. Lumos’ acquired in-process research and development expense reflects the cash consideration paid up front in Lumos’ acquisition of Ammonett assets related to LUM-201 in July 2018.

General and administrative expense

General and administrative expense consists primarily of personnel expenses, including salaries, benefits and stock-based compensation expense, for employees in executive, finance, accounting, business development, legal and human resource functions. General and administrative expense also includes corporate facility costs, including rent, utilities, depreciation, and maintenance, not otherwise included in research and development expense, as well as legal fees related to intellectual property and corporate matters and fees for accounting, recruiting and consulting services.

Lumos anticipates that its general and administrative expense will increase as a result of increased headcount, expanded infrastructure and higher accounting, legal, consulting, and investor relations fees, as well as increased director and officer insurance premiums, associated with being a public company. Lumos also anticipates that its general and administrative expense will increase as it supports clinical trials for LUM-201. In addition, if and when Lumos believes that regulatory approval of LUM-201 appears likely, Lumos anticipates an increase in headcount and expense as a result of its preparation for commercial operations.

Results of operations

The following table sets forth Lumos selected statements of operations data for the periods indicated (in thousands):

	Years ended December 31,
	2019	2018	2017
Operating expenses:
Research and development	$5,669	$5,253	$6,321
Acquired in-process research and development	--	3,500	--
General and administrative	4,147	2,533	2,676
Loss from operations	(9,816)	(11,286)	(8,997)
Other income (net):
Interest and other income, net	111	124	51
Net loss	$(9,705)	$(11,162)	$(8,946)

Comparison of the years ended December 31, 2019 and 2018

Research and development expense

Research and development expense increased by $0.4 million to $5.7 million for the year ended December 31, 2019 from $5.3 million for the year ended December 31, 2018. The following table summarizes Lumos’ research and development expenses for the years ended December 31, 2019 and 2018:

	Years ended December 31
	2019	2018
	(in thousands)
Preclinical and clinical development expense	$4,018	$3,616
Compensation expense	1,513	1,509
Other expenses	138	128
Total research and development expense	$5,669	$5,253

Total research and development expense increased by $0.4 million or 8% for the year ended December 31, 2019 compared with the year ended December 31, 2018, primarily related to ongoing scaling back of the LUM-001 program offset by the commencement of the LUM-201 program towards the end of 2019.

General and administrative expense

General and administrative expense increased by $1.6 million, from $4.1 million for the year ended December 31, 2019 from $2.5 million for the year ended December 31, 2018. The increase was primarily due to higher legal fees relating to the Merger transaction. The following table summarizes Lumos’ general and administrative expenses for the years ended December 31, 2019 and 2018:

	Years ended December 31
	2019	2018
	(in thousands)
Compensation expense, other than stock-based compensation	$879	$812
Professional and legal expense	2,235	724
Stock-based compensation expense	179	199
Other expenses	854	798
Total general and administrative expense	$4,147	$2,533

Liquidity and Capital Resources

The following table shows a summary of Lumos’ cash flows for the periods indicated:

	Years ended December 31,
	2019	2018
	(in thousands)
Net cash (used in) operating activities	$(9,090)	$(7,190)
Net cash (used in) investing activities	(2)	(3,501)
Net cash provided by financing activities	22	34
Net (decrease) in cash	$(9,070)	$(10,657)

Sources of funds

Lumos has funded its operations primarily through the sale and issuance of preferred stock as well as through in-kind support pursuant to a collaborative research and development agreement with the NIH. As of December 31, 2019, Lumos had $5.0 million in cash and cash equivalents and an accumulated deficit of $59.7 million.

Uses of funds

Operating activities

During the year ended December 31, 2019, Lumos used $9.0 million of cash in operating activities. Cash used in operating activities reflected Lumos’ net loss of $9.7 million, offset by a net decrease in operating assets and liabilities of $0.4 million and non-cash charges of $0.3 million, primarily related to stock-based compensation. The net change in Lumos’ operating assets and liabilities is primarily attributable to the increase in accrued liabilities and accounts payable due to the timing of payments to its vendors.

During the year ended December 31, 2018, Lumos used $7.2 million of cash in operating activities. Cash used in operating activities reflected Lumos’ net loss of $11.1 million, offset by a net decrease in operating assets and liabilities of $0.2 million and non-cash charges of $3.7 million, primarily related to the expensing of the in-process research and development acquired and stock-based compensation. The net change in Lumos’ operating assets and liabilities is primarily attributable to the increase in accrued liabilities and accounts payable due to the timing of payments to its vendors. Cash used for investing changed primarily due to the $3.5 million of cash paid to acquire in-process research and development.

Funding requirements

Lumos expects its expenses to increase in connection with its ongoing activities, particularly as Lumos continues the research and development of, continues or initiates clinical trials of, and seeks marketing approval for, its product candidate, LUM-201. In addition, if Lumos obtains marketing approval for LUM-201, Lumos expects to incur significant commercialization expenses related to program sales, marketing, manufacturing and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Furthermore, Lumos expects to incur additional costs associated with operating as a public company. Accordingly, Lumos will need to obtain substantial additional funding in connection with its continuing operations. If Lumos is unable to raise capital when needed or on attractive terms, Lumos would be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts.

After completion of the Merger, the combined company will have cash reserves which will be sufficient to meet liquidity and capital requirements for Lumos’ current operating plans.

Lumos’ future capital requirements will depend on many factors, including:

•	the scope, progress, results, and costs of preclinical studies and clinical trials;
•	the scope, prioritization, and number of Lumos’ research and development programs;
•	the costs, timing, and outcome of regulatory review of LUM-201 or any future product candidate;
•	Lumos’ ability to establish and maintain collaborations on favorable terms, if at all;
•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Lumos’ intellectual property rights, and defending intellectual property-related claims;
•	the extent to which Lumos acquires or in-licenses other product candidates and technologies;
•	the costs of securing manufacturing arrangements for commercial production; and
•	the costs of establishing or contracting for sales and marketing capabilities if Lumos obtains regulatory approvals to market its product candidates.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and Lumos may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, LUM-201, if approved, may not achieve commercial success. Lumos’ commercial revenues, if any, will be derived from sales of LUM-201 that Lumos does not expect to be commercially available for many years, if at all. Accordingly, Lumos will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to Lumos on acceptable terms, or at all.

Until such time, if ever, as Lumos can generate substantial product revenues, Lumos expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that Lumos raises additional capital through the sale of equity or convertible debt securities, the ownership interests of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting Lumos’ ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If Lumos raises funds through additional collaborations, strategic alliances or licensing arrangements with third parties, Lumos may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to Lumos. If Lumos is unable to raise additional funds through equity or debt financings when needed, Lumos may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that Lumos would otherwise prefer to develop and market itself.

Contractual Obligations and Commitments

The following table summarizes Lumos’ commitments to settle contractual obligations at December 31, 2019:

	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(in thousands)
Operating leases(1)	$204	$195	$--	$--	$399
Total	$204	$195	$--	$--	$399

(1)	Reflects obligations pursuant to Lumos’ office lease in Austin, Texas.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that Lumos can cancel without a significant penalty.

Off-Balance Sheet Arrangements

Lumos does not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Lumos does not engage in off-balance sheet financing arrangements. In addition, Lumos does not engage in trading activities involving non-exchange traded contracts. Lumos therefore believes that it is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in these relationships.

Critical Accounting Policies

Lumos’ financial statements are prepared in accordance with GAAP. The preparation of Lumos’ financial statements requires Lumos to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Lumos bases its estimates on historical experience, known trends and events and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Lumos evaluates its estimates and assumptions on an ongoing basis. Lumos’ actual results may differ from these estimates under different assumptions and conditions.

While Lumos’ significant accounting policies are described in more detail in the notes to its financial statements appearing elsewhere in this Current Report on Form 8-K/A, Lumos believes that the following accounting policies are those most critical to the preparation of its financial statements.

Asset acquisitions

Accounting for transactions as asset acquisitions is significantly different than business combinations. For example, acquired in-process research and development is expensed for asset acquisitions and capitalized for business combinations. Goodwill is only recognized in business combination transactions. The fair value of contingent consideration is recognized in business combination transactions and may be recognized in asset acquisitions if payment is probable and the amount can be estimated. As a result, it is important to determine whether a business or an asset or a group of assets is acquired. A business is defined in ASC 805, Business Combinations, as an integrated set of inputs and processes that can generate outputs that have the ability to provide a return to its investors or owners. Typical inputs include long-lived assets (including intangible assets or rights to use long-lived assets), intellectual property and the ability to obtain access to required resources. Typical processes include strategic, operational and resource management processes that are typically documented or evident through an organized workforce.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”). A key provision within ASU 2017-01 is the single or similar asset threshold. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the acquired set is not a business. Lumos adopted this standard effective January 1, 2018.

Lumos considered all of the above factors when determining whether a business was acquired. In evaluating Lumos’ acquisition of substantially all the assets of Ammonett, Lumos concluded virtually all the value was concentrated in the acquired LUM-201 program. As such, Lumos accounted for the transaction as an asset acquisition. The fair value, represented by the up-front cash payment, allocated to the acquired LUM-201 development program was expensed and not capitalized.

Leases

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842), Leases, which requires lessees to recognize right-of-use assets and liabilities on the balance sheet and disclose key information about leasing arrangements.  Lumos adopted the standard on January 1, 2019 using the modified retrospective method applying the new standard to all leases existing on the date of initial application.  Lumos has elected that the date of the initial application, January 1, 2019, will be the effective date. Consequently, financial information is not updated, and disclosures required under the new standard are not provided for dates and periods prior to January 1, 2019.

Lumos elected the “package of practical expedients”, which permits Lumos not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. Lumos did not elect to apply the use-of-hindsight or the practical expedient pertaining to land easements; as the latter is not applicable to Lumos.

Upon adoption of the standard, Lumos recorded a lease liability and right-of-use asset of $555,000 of associated with their lease.  There was no material impact to the statement of operations.

Lumos records the lease liability based on the present value of lease payments over the lease term using an incremental borrowing rate to discount its lease liability, as the rate implicit in the lease is not readily determinable.  The right-of-use asset is recognized on a straight-line basis over the remaining lease term. To compute the present value of the lease liability, Lumos used a discount rate of 5%. The remaining lease term as of December 31, 2019 is 1.92 years.

Lumos does not separate lease components from non-lease components. Lumos’ lease agreement does not contain any residual value guarantees or restrictive covenants.

Research and development expenses

Research and development expenses consist primarily of costs incurred in connection with the development of Lumos’ product candidates. Lumos expenses research and development costs as incurred.

Acquired in-process research and development

Acquired in-process research and development expense consists of the initial up-front payments incurred in connection with the acquisition or licensing of product candidates that do not meet the definition of a business under ASC 805, Business Combinations.

Stock-based compensation

Lumos measures expense for all stock options based on the estimated fair value of the award on the grant date. Lumos uses the Black-Scholes option pricing model to value its stock option awards. Lumos recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. Lumos has not issued awards where vesting is subject to a market or performance condition; however, if Lumos were to grant such awards in the future, recognition would be based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon Lumos’ assessment of the probability that the performance condition will be met.

Estimating the fair value of options requires the input of subjective assumptions, including the estimated fair market value of Lumos’ common stock, the expected life of the option, stock price volatility, the risk-free interest rate and expected dividends. The assumptions used in Lumos’ Black-Scholes option-pricing model represent management’s best estimates and involve several variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, Lumos’ stock-based compensation expense could be materially different in the future.

There assumptions are estimated as follows:

•
Expected Term. The expected term represents the period that Lumos’ stock options are expected to be outstanding. Lumos calculated the expected term using the simplified method based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.

•
Expected Volatility. The expected volatility was based on the historical stock volatility of several of Lumos’ comparable publicly traded companies over a period of time equal to the expected term of the options, as it does not have any trading history to use the volatility of Lumos’ own common stock.

•	Risk-Free Interest Rate. The-risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.
•	Expected Dividend Yield. Lumos has not paid dividends on its common stock nor does it expect to pay dividends in the foreseeable future.
•
Fair Market Value of Common Stock. As Lumos’ common stock has not historically been publicly traded, Lumos has periodically estimated the fair market value of common stock. See “-Fair market value of common stock.”

The following table reflects the weighted average assumptions used to estimate the fair value of options granted in the years ended December 31, 2019 and December 31, 2018.

	Years ended December 31
	2019	2018
Expected term (in years)	6.02	5.92
Expected volatility	90%	90%
Risk-free interest rate	1.8%	2.8%
Expected dividend yield	0%	0%
Fair market value of common stock	$.024	$.024

Fair market value of common stock

Historically, for all periods prior to the closing of the Merger, the fair market values of the shares of common stock underlying Private Lumos’ stock options were estimated on each grant date by the board of directors of Private Lumos. In order to determine the fair market value of Private Lumos’ common stock, the board of directors of Private Lumos considered, among other things, contemporaneous valuations of its common and preferred stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market of Private Lumos’ capital stock, the board of directors of Private Lumos exercised reasonable judgment and considered several objective and subjective factors to determine the best estimate of the fair market value of Private Lumos’ common and preferred stock, including:

•	contemporaneous third-party valuations of Private Lumos’ common stock;
•	the prices, rights, preferences, and privileges of Private Lumos’ preferred stock relative to the common stock;
•	Private Lumos’ business, financial condition, and results of operations, including related industry trends affecting Private Lumos’ operations;
•	the likelihood of achieving a liquidity event, such as an IPO or sale of the company, given prevailing market conditions;
•	the lack of marketability of Private Lumos’ common stock;
•	the market performance of comparable publicly traded companies; and
•	United States and global economic and capital market conditions and outlook.

There are significant judgments and estimates inherent in the determination of these valuations. These judgments and estimates include assumptions regarding Private Lumos’ future performance, including the successful completion of its clinical trials and the time to liquidity, as well as the determination of the appropriate valuation methods at each valuation date. If Private Lumos had made different assumptions, its valuation could have been different. The foregoing valuation methodologies are not the only methodologies available, and they are not used to value the Lumos’ common stock.

Recent Accounting Pronouncements

See Notes 2 and 3 to Lumos’ financial statements beginning on page 6 of Exhibit 99.2 to this Current Report on Form 8-K/A for a description of recent accounting pronouncements applicable to its financial statements.

FINANCIAL STATEMENTS

Reference is made to the financial statements and pro forma financial information relating to Lumos contained in Item 9.01 of this Current Report on Form 8-K/A, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The audited financial statements of Private Lumos as of and for the years ended December 31, 2019 and 2018 are filed herewith as Exhibit 99.2 and are incorporated herein by reference. The consent of KPMG LLP, Lumos’ independent registered public accounting firm, is attached as Exhibit 23.1 to this Current Report on Form 8-K/A.

(b)	Pro Forma Financial Information.

Our unaudited pro forma condensed combined balance sheet as of December 31, 2019 and unaudited combined condensed statement of operations for the year ended December 31, 2019 are filed herewith as Exhibit 99.3 and are incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger and Reorganization, dated September 30, 2019, by and among NewLink Genetics Corporation, Cyclone Merger Sub, Inc. and Lumos Pharma, Inc., as amended
3.1	Certificate of Amendment to Certificate of Incorporation to Effect the Reverse Stock Split
3.2	Certificate of Amendment to Certificate of Incorporation to Effect the Name Change
4.1	Form of Common Stock Certificate
10.1#	Lumos Pharma, Inc. 2012 Equity Incentive Plan
10.2#	2012 Equity Incentive Plan Form of Incentive Stock Option Grant Notice
10.3#	Lumos Pharma, Inc. 2016 Stock Plan
10.4#	2016 Form of Stock Option Grant Notice
10.5#	Form of Indemnity Agreement by and between the Registrant and its directors and officers
10.6*+	License Agreement by and between Merck Sharp & Dohme Corp. and Ammonett Pharma LLC, effective as of October 22, 2013.
10.7*+	Asset Purchase Agreement by and among Lumos Pharma, Inc., Ammonett Pharma LLC, and each of certain individuals listed therein, dated as of July 26, 2018.
23.1*	Consent of KPMG LLP, the Company’s independent registered public accounting firm.
99.1	Press release issued by the Company on March 18, 2020
99.2*	Audited financial statements of Private Lumos as of and for the years ended December 31, 2019 and 2018.
99.3*	Unaudited pro forma condensed combined balance sheet as of December 31, 2019 and unaudited combined condensed statement of operations for the year ended December 31, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*	Filed herewith.
#	Indicates management contract or compensatory plan.
†
The schedules and exhibits to the merger agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

+
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.  Certain confidential portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.  Copies of the unredacted exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2020		LUMOS PHARMA, INC., a Delaware corporation

	By:	/s/ Richard J. Hawkins
Richard J. Hawkins
Chief Executive Officer